Exhibit 10.1
REVISED
DEVELOPMENT AGREEMENT
AMONG
CITY OF DETROIT
THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT
AND
GREEKTOWN CASINO, L.L.C.

REVISED
DEVELOPMENT AGREEMENT
     THIS REVISED DEVELOPMENT AGREEMENT (“Agreement”) supersedes an agreement as originally executed as of the 12th day of March, 1998, (the “Original Agreement”), as amended and restated as of the 9th day of April, 1998 as amended by the First Amendment dated June 25, 1998, Second Amendment dated December 1999, Third Amendment dated November 30, 2000, Fourth Amendment dated November 2001, Fifth Amendment dated March ___, 2002, Sixth Amendment dated April ___, 2002, Seventh Amendment dated June 12, 2002 and the Eighth Amendment dated July 31, 2002 (the “Amended Agreement”), by and among the City of Detroit, a municipal corporation (“City”), The Economic Development Corporation of the City of Detroit, a Michigan public body corporate (“EDC”), having its principal place of business at 211 West Fort, Suite 900, Detroit, Michigan 48226 and Greektown Casino, L.L.C., a Michigan limited liability company (“Developer”) having its principal place of business at 555 East Lafayette, Detroit, Michigan 48226.
Preliminary Statement
     The City selected Developer to develop, construct, own and operate a Casino Complex pursuant to a certain Request for Proposals/Qualifications. The City, the EDC and Developer are currently the parties to the Amended Agreement, which sets forth their mutual rights and obligations with respect thereto, and the Conveyance Agreement, which provides for the purchase by Developer from the EDC of the Riverfront Site, upon which the Casino Complex was planned to be constructed.
     The parties have agreed that: (i) Developer will develop, construct and operate the Casino Complex on a site located within the Boundaries and will not acquire the Riverfront Site; (ii) the Conveyance Agreement will be terminated; and (iii) the Amended Agreement will be amended and restated to read as set forth herein. This Agreement constitutes a revision to the Amended Agreement and a continuation of the relationship among the parties as established pursuant to the Amended Agreement.
     Accordingly, the parties hereby agree that the Amended Agreement is revised to read as set forth in this Agreement. To the extent that the Amended Agreement distinguished between a “Temporary Casino” and a “permanent” Casino Complex, such distinction is eliminated by this Agreement. The Casino Complex owned and operated by Developer as of the date this Agreement is executed shall be deemed Developer’s “permanent” Casino Complex, and the construction of the additional Components of the Casino Complex pursuant to this Agreement is intended to constitute construction of the “permanent” Casino Complex within the meaning of the Amended Agreement. . Certain terms used in this Agreement are defined in Section 15.

1. General Provisions
     1.1 Findings
     The City hereby reaffirms its findings that the development, construction and operation of the Casino Complex will be in the best interest of the City and will contribute to the objectives of providing and preserving gainful employment opportunities for citizens of the City, contributing to the economic growth of the City, attracting commercial and industrial enterprises to the City and promoting the expansion of existing enterprises, combating community deterioration, promoting tourism, improving the aesthetic quality of the City and providing the City with additional tax revenue. The City further finds that entering into this Agreement is in the best interest of the City and accomplishes the purposes of Act 338, Michigan Public Acts of 1974, as amended.
     1.2 Developer’s Rights
     So long as this Agreement is in effect, but subject to the Act and all other Governmental Requirements, Developer shall have the right to develop, construct, own and operate the Casino Complex in accordance with this Agreement.
     1.3 Location of the Casino Complex
     (a) The Casino Complex (including the Components to be constructed pursuant to Section 2.2(c)) shall be located on a Qualified Casino Complex Site to be selected by Developer, which may, if Developer elects, include the site on which the Greektown Casino is located as of the date of execution of this Agreement (sometimes herein referred to as “currently”). Developer may move the Casino Complex to an alternate Qualified Casino Complex Site at any time, whether before or after construction of all or any part of the Casino Complex, without the consent of the other Detroit Casino Developers.
     (b) The City shall cooperate with Developer in locating a site for Developer’s Casino Complex, but shall not be required or have any responsibility to locate, transfer, sell, dispose of, dedicate, vacate, purchase, condemn or otherwise obtain any land for the Casino Complex.
     (c) The Boundaries shall not be changed without the prior written consent of the City and all Detroit Casino Developers.
     1.4 Closing
     The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place (i) at the offices of the City’s Law Department, 660 Woodward Avenue, Detroit, Michigan 48226-3535, at 10:00 A.M., local time, on the tenth (10th) Business Day after approval of this Agreement by City Council, or (ii) at such other time and place as the parties mutually agree upon in writing.

(a) At the Closing, Developer shall deliver to City and EDC, as applicable, the following:
(1)	An opinion of counsel from Developer to the City and EDC in a form reasonably satisfactory to the City and EDC;

(2)	The Memorandum of Agreement;

(3)	The Closing Certificate;

(4)	Developer’s one-third (1/3) share of the Development Process Costs then incurred and/or due;

(5)	The executed reaffirmation of any Casino Manager and each Restricted Party requested by City, to abide by the Radius Restriction;

(6)	Quit Claim Deed and Assignment of Option Rights, conveying all of Developer’s right, title and interest in and rights to acquire the Railroad Property; and (to the extent that Developer can bind the other Detroit Casino Developers) all such interests and rights of the other Detroit Casino Developers; all such conveyances shall be without representation or warranty except for Developer’s own acts; provided, however, that at the City’s request, the City may delay delivery of such deed and assignment for a period not exceeding two (2) years. In the event the City elects to so delay such delivery, Developer shall make such delivery upon five (5) days written notice to Developer;

(7)	A form of release attached hereto as Exhibit 3.15(e)(1), duly executed by each of the Detroit Casino Developers;

(8)	Board resolutions of Developer, properly certified, approving this Agreement and the transactions contemplated hereby; and

(9)	the Indemnity Agreement duly executed by Developer.
     (b) At the Closing, the City and EDC shall deliver to Developer a form of release attached hereto as Exhibit 3.15(e)(2), duly executed by City and EDC;
2. Design and Construction of Casino Complex
     2.1 No Responsibility for City
       The City shall have no responsibility for any error or omission in the Design Documents, or for failure of the Design Documents, or a part thereof, to comply with Governmental Requirements, or for Design Documents that result in or cause a defective design or construction.

     2.2 Casino Complex
     (a) Developer shall (i) construct the Casino Complex either as new construction or as a combination of new construction and existing structures or new construction and modifying existing structures, (ii) diligently operate and maintain the Casino Complex and all other support facilities in a manner consistent with First Class Casino Complex Standards, the Act and all other Governmental Requirements and in compliance with this Agreement, and (iii) upon execution of this Agreement, provide to the City a document (including pictures, diagrams or illustrations) which illustrates Developer’s concept for the Casino Complex and demonstrates the First Class Casino Standards.
     (b) The Gaming Area shall be 100,000 square feet. Due to the imprecise ability to measure Gaming Area, City and EDC agree that if in good faith Developer measures its gaming floor area in a manner that differs from City’s measurement of gaming floor area by ten percent (10%) or less, such variance shall not be considered a violation of this Section 2.2. Additionally, such variance shall not be deemed to be an amendment to or revision of this Agreement requiring the consent described in Section 14.26.
     (c) Developer shall develop and construct the following Components, as more particularly described in Section G of Exhibit A, simultaneously with the Casino:
(1)	hotel with a minimum of four hundred (400) rooms (the “Initial Hotel Component”);

(2)	theater;

(3)	ballroom/convention area;

(4)	restaurants, lounges and bars;

(5)	retail space; and

(6)	parking for a minimum of 4,000 vehicles.
     Developer shall expand the Initial Hotel Component by constructing Additional Hotel Rooms, provided, however, that Developer’s obligation to construct the Additional Hotel Rooms shall be subject to the occurrence of all of the following: (i) market conditions indicate that the Additional Hotel Rooms can be operated at a reasonable profit; (ii) Developer’s ability to acquire additional land, if necessary, on which to construct the Additional Hotel Rooms; and (iii) availability of financing to Developer upon conventional terms reasonably satisfactory to Developer, necessary to construct the Additional Hotel Rooms. If Developer does not commence construction of the Additional Hotel Rooms on or before five (5) years from the date of this Agreement, then within thirty (30) days thereafter Developer shall provide the City with a written account of the reasons for not having commenced construction of the Additional Hotel Rooms. If the City disagrees with Developer’s written account, the dispute shall be settled through arbitration pursuant to Section 14.16. If the City prevails in such arbitration, the Developer shall be obligated to promptly commence and complete the Additional Hotel

Rooms. In its site plan to be delivered to the City pursuant to Section 2.6, Developer shall delineate the approximate location at which the Additional Hotel Rooms will be constructed.
     (d) Developer may develop, construct and operate Components of the Casino Complex through leasing, joint venture or other contractual arrangements with third parties, pursuant to which the ownership and operation of selected Components is vested in affiliated or independent entities; provided, however, that the arrangements comply with all applicable Governmental Requirements and; provided, further, that in all such cases Developer obtains contractual commitments from all such third parties to comply with the applicable provisions of this Agreement. Developer shall be liable for any non-compliance by such third parties as if such Component were owned and operated by Developer.
     2.3 Permits
     Developer shall diligently prepare and file all applications for, and pursue and use diligent efforts to obtain, the Permits. At Developer’s request, the City will provide to Developer a City representative to (x) cooperate with and assist Developer in securing the Permits and (y) use commercially reasonable efforts to expedite the issuance of the Permits; provided, however, that nothing in this Agreement shall adversely affect, limit, restrict or reduce the right of the City or the County, as Governmental Authorities, to exercise their respective governmental powers and authority and to act in regulatory matters in accordance with applicable Governmental Requirements. If Developer requests that the City provide a City representative, Developer shall pay City for all documented fees and reasonable expenses of City for the services of the City representative and the City representative’s staff, to the extent the City representative and staff are providing services to the Casino Complex.
     2.4 Quality of Work
     All Work shall be performed in a good and workmanlike manner and in accordance with good construction and standard industry practices. All materials used in the construction of the Casino Complex shall be of first class quality. The quality of the Finish Work shall meet or exceed First Class Casino Complex Standards.
     2.5 Construction and Scheduling
     (a) Developer will comply with all applicable Governmental Requirements in the development, construction and financing of the Casino Complex and will achieve Completion on or before the Completion Date and Final Completion on or before Final Completion Date. Upon Completion, the Casino Complex will conform to First Class Casino Standards and to all applicable Governmental Requirements. Notwithstanding the foregoing, Developer’s obligation to achieve Completion by December 31, 2005 and Final Completion by the Final Completion Date is subject to: (i) Force Majeure and (ii) there being be no order or ruling from a court of competent jurisdiction which would deprive Developer of a material portion of the economic benefits anticipated from its Casino Complex. In the event of a dispute over the applicability of clause (i)-(ii) above, such dispute shall be resolved by arbitration in accordance with Section 14.16.
     (b) City will expeditiously and appropriately process all requests and applications made by or on behalf of Developer for SD-5 zoning and site plan approvals, construction and related permits and inspections, street and alley vacations, grants of air rights, liquor and bar licenses, certificates of occupancy, and other such construction related matters, in order to assist Developer in its efforts to achieve Completion and Final Completion as set forth in Section 2.5(a).
     2.6 Design and approval
     Within sixty (60) days of City Council’s approval of this Agreement, Developer will submit the following to the City for its consideration:
(i)	A site plan;

(ii)	A conceptual design plan establishing the general scope, conceptual design and scale relationships among the various Components, and the square footages of the various Components;

(iii)	Elevations;

(iv)	A development schedule and estimated timeline for Completion, including estimated key milestone dates;

(v)	Any known contingencies which are likely to affect either the scope of the project or Developer’s ability to meet key milestone dates;

(vi)	A specific list of any concessions needed from the City, such as street vacations and air rights; and

(vii)	Detailed cost estimates for construction.
     2.7 Approval by City
     Wherever an approval is required of City pursuant to the terms of this Agreement, the approval or disapproval shall be given in writing, which in the case of disapproval, shall set forth the reasons of disapproval. Whenever in this Agreement any consent or approval of the City is required, such approval or consent shall be given or withheld by the Mayor, any City official designated by the Mayor or appropriate City department unless otherwise indicated. Prior to the Closing and from time to time thereafter, City shall designate in writing to Developer those individuals who have authority to grant any approvals or consents hereunder on behalf of City. Developer shall be entitled to rely on any writing signed by such designees.

3. Other Obligations of Developer
     3.1 Casino Complex Operations
     Developer agrees to diligently operate and maintain the Casino Complex and all other support facilities directly, or through Casino Component Manager/Operators or Component manager(s), in a manner consistent with First Class Casino Complex Standards and in compliance with this Agreement.
     3.2 Hours of Operation
     Developer covenants that, at all times, it will: (i) continuously operate and keep open the Casino for Casino Gaming Operations for the maximum hours permitted under the Governmental Requirements; (ii) continuously operate and keep open for business to the general public twenty-four (24) hours each day, every day of the calendar year, the hotel Component and the parking Component; and (iii) operate and keep open for business to the general public all Components (other than hotel Component, parking Component and Components where Casino Gaming Operations are conducted) in accordance with commercially reasonable hours of operation. Notwithstanding the foregoing, Developer shall have the right from time to time in the ordinary course of business and without advance notice to City, to close portions of any Component (x) for such reasonable periods of time as may be required for repairs, alterations, maintenance, remodeling, or for any reconstruction required because of casualty, condemnation, governmental order or Force Majeure or (y) during non-peak hours or as a result of seasonal demands in accordance with usual and customary casino operating practices.
     3.3 Radius Restriction
     (a) For purposes of this Section 3.3, “Restricted Party” means any Person who directly or indirectly owns any interest in Developer or in any Casino Manager which is an Affiliate of Developer other than any Person who is a Restricted Party due solely to that Person’s ownership of (x) a direct or indirect interest in a Publicly Traded Corporation or (y) five percent (5%) or less direct or indirect interest in Developer. Commencing on March 12, 1998, and continuing for the shorter of (x) such period as casino gaming activities are permitted in the City; or (y) two (2) years after the Termination Date, neither Developer, any Casino Manager which is an Affiliate of Developer or any Restricted Party, nor any Restricted Party, shall directly or indirectly (i) manage, operate or become financially interested in any casino within the Radius other than the Casino Complex, (ii) make application for any franchise, permit or license to manage or operate any casino within the Radius other than the Casino Complex , or (iii) respond positively to any request for proposal to develop, manage, operate or become financially interested in any casino within the Radius (the “Radius Restriction”) other than the Casino Complex, provided that with respect to any Casino Manager which is an Affiliate of Developer or any Restricted Party, the period set forth in clause (y) shall be two (2) years after the termination of its Casino Component Management Agreement. Developer shall cause any Casino Manager which is an Affiliate of Developer or any Restricted Party and each Restricted Party requested by City, to execute and deliver to City at closing an agreement to abide by the Radius Restriction. The Radius Restriction shall survive the termination of this Agreement.

     (b) If Developer or any Restricted Party acquires or is acquired by a Person such that, but for the provisions of this Section 3.3, either Developer or any Restricted Party or the acquiring Person would be in violation of the Radius Restriction as of the date of acquisition, then such party shall have five (5) years in which to comply with the Radius Restriction. In addition, if the laws of the State are amended to allow more than three (3) casinos within the City or the radius, then neither Developer nor any Restricted Party shall be deemed to be in violation of the Radius Restriction solely by reason of an ownership or other interest in any such additional casinos.
     (c) Notwithstanding anything in Section 3.3(a) to the contrary, Developer shall have the right to (i) make loans to the other Detroit Casino Developers provided that (x) such loans are not secured, in whole or in part, by the Casino Complex, any Component or any direct or indirect ownership interest in Developer (other than by a Permitted Interest, as herein defined) and (y) Developer, as the result of such loans, is given no ability to control or manage the affairs of the borrower; and (ii) purchase such ownership interest in any other Detroit Casino Complex as and to the extent permitted under the Act (a “Permitted Interest”).
     (d) It is the desire of the parties that the provisions of this Section 3.3 be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, if any particular portion of this Section 3.3 shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalidated by such laws or public policies, such section or sections shall be (i) deemed amended to delete therefrom such portions so adjudicated or (ii) modified as determined appropriate by such a court, such deletions or modifications to apply only with respect to the operation of such section or sections in the particular jurisdictions so adjudicating on the parties and under the circumstances as to which so adjudicated.
     (e) The obligations of Developer under this Section 3.3 shall lapse and be of no further force or effect ten (10) years after the Closing.
     3.4 Payment of Development Process Costs
     (a) Developer previously has made payments to the City to satisfy certain Development Process Costs under the Amended Agreement. Developer shall continue to pay its allocable share of the Development Process Costs pursuant to this Agreement in accordance with the procedures set forth below.
     (b) Until Completion has occurred, each Detroit Casino Developer’s allocable share of Development Process Costs shall consist of (i) an amount determined by multiplying the Development Process Costs, less any portion thereof allocated to a particular Detroit Casino Complex as provided below, by a fraction the numerator of which is one and the denominator of which is the number of Detroit Casino Complexes with respect to which completion has not occurred under the applicable development agreement, plus (ii) any portion of the Development Process Costs which is directly attributable to such Detroit Casino Complex. After Completion has occurred, Developer’s allocable share of Development Process Costs shall consist only of those Development Process Costs incurred after the Completion Date in connection with the

Casino Complex and its share of any previously incurred but unpaid Development Process Costs). The City’s reasonable, good faith determination of the allocation of Development Process Costs shall be prima facie evidence of the proper allocation thereof and shall be binding upon the Detroit Casino Developers unless contested in accordance with Section 3.4(d).
     (c) The City and the EDC shall invoice Developer from time to time but no more frequently than monthly for the Developer’s Share of Development Process Costs, which invoice shall show the allocation of the Development Process Costs among the Detroit Developers and shall be accompanied by a summary of the charges sufficient to inform the Developer of the nature of the costs and expenses and the basis for the allocation amongst the Developer and the other Detroit Casino Developers. Subject to Section 3.4(d), the Developer shall pay the amount invoiced within fifteen (15) Business Days from delivery of the invoice.
     (d) Upon the Developer’s request, the City and the EDC shall consult with Developer on the necessity for and allocation of such charges during the fifteen (15) Business Days period following immediately delivery of the invoice. In addition, upon the Developer’s request the City shall furnish the Developer with such further and additional documentation and detail, including such items as third-party invoices and time records, which the Developer may reasonably request in order to verify the propriety and reasonableness of the amount invoiced and the propriety of the allocation among the Detroit Casino Developers. If the Developer disputes the propriety or reasonableness of the amount invoiced, or the propriety of the allocation, the City and the EDC shall confer with the Developer, and if the dispute relates to the allocation the City and the EDC shall confer with the other Detroit Casino Developers as well, in an attempt to resolve the dispute. If the parties are unable to do so, the dispute shall be resolved by arbitration as provided in Section 14.16, and if the dispute relates to the allocation of Development Process Costs, the other Detroit Casino Developers shall be made parties to the arbitration. The Developer may also be made party to arbitration with another Detroit Casino Developer which has disputed the allocation of the Development Process Costs, but only with reference to that dispute. Notwithstanding Section 3.4(c), if the Developer requests additional documentation and detail as provided above, the invoice shall be payable upon the expiration of fifteen (15) business days after the requested material is furnished, and if there is a dispute concerning an invoice the invoice shall be payable upon the expiration of fifteen (15) business days after the dispute is resolved or a final arbitration award is made.
     3.5 Social Commitments
     (a) As set forth on Exhibit A, Section E, Developer agrees to use commercially reasonable efforts to acquire all or some of its financing from a Detroit-Based Business, a Detroit Resident Business and/or a Small Business Concern and/or to utilize Detroit-based and/or Minority-owned financial institutions in serving Developer’s financial needs.
     (b) Developer agrees, to the extent permitted by applicable law, to:
(1)	perform and comply in all material respects with the commitments, promises and/or undertakings set forth on Exhibit A, Sections H, K, P, and Q;

(2)	use good faith efforts to perform and comply in all material respects with the commitments, promises and undertakings set forth in Exhibit A, Sections I, J, T, V, W, X, AA and BB;

(3)	use reasonable best efforts to perform and comply in all material respects with the commitments, promises and/or undertakings set forth on Exhibit A, Sections N, O, S, and CC, provided that Developer’s obligations with respect to its commitments, promises and undertakings set forth on Exhibit A, Section O are also subject to Developer’s obligations set forth in this Section 3.5(d), (g) and (h); and

(4)	use commercially reasonable efforts to perform and comply in all material respects with the commitments, promises and undertakings set forth on Exhibit A, Sections L and U.
     (c) Developer agrees that approximately three thousand (3,000) full-time equivalent employees will be employed at the Casino Complex immediately following Completion, exclusive of construction workers, and thereafter, so long as casino gaming activities are permitted by law, will employ such number of employees as may be appropriate in the exercise of Developer’s reasonable judgment to operate the Casino Complex in a manner consistent with First Class Casino Complex Standards and in compliance with this Agreement.
     (d) Developer agrees to use reasonable best efforts to attain the goals of employment of Detroit residents set forth in Exhibit A, Section O. Whenever in this Agreement or the Exhibits, reference is made to “Detroit residents,” the first determination of whether an individual is a Detroit resident shall be made on the Completion Date based on the individual’s residence as of his or her date of hire. The determination of whether Developer has achieved its hiring goals with respect to Detroit residents shall be made as of each anniversary of the Completion Date (each, a “Determination Date”). Such goal shall be deemed met if on each Determination Date Developer either (i) met its hiring goals for Detroit residents since the last Determination Date, based on an individual’s residence as of his or her date of hire or (ii) Developer then employs no fewer than the number of Detroit residents established by its hiring goal, based on each individual’s most current address on file with Developer.
     (e) Developer agrees to comply with all federal, state and local laws governing equal employment opportunity.
     (f) Developer agrees that it shall notify its contractors and consultants of their obligations relative to non-discrimination under this Agreement when soliciting same, shall include the provisions of this Section 3.5(f) in each contract with its contractors and consultants and require that its contractors and consultants include such provision in any subcontract as well as provide the City a copy of any such subcontract upon request. Developer shall have no obligation to enforce such provision if City is given the direct right to enforce such provision in any contract or subcontract.

     (g) As set forth in Exhibit A, Section O, Developer agrees to be committed to affirmative action programs to increase the numbers of minority and women employees in the workforce of Developer, including professional and management positions.
     (h) As set forth in Exhibit A, Section O, Developer voluntarily commits to hire contractors who agree to implement an Equal Opportunity Employment Plan conforming to all applicable laws and consistent with Executive Order No. 22, dated August 29, 1983. Developer shall notify its contractors of their obligations relative to implementing such an Equal Opportunity Employment Plan and shall include such a provision in each contract with its contractors and require that its contractors include such provision in any subcontract. Developer will have no obligation to enforce such provision if the City is given the direct right to enforce such provision in any contract or subcontract.
     (i) Developer shall use reasonable best efforts to ensure that at least thirty percent (30%) of aggregate amounts expended by Developer under contracts entered into by Developer for the construction of, or any material additions, improvements or modification to the Casino Complex shall be paid to Detroit-Based Businesses, Detroit Resident Businesses, Small Business Concerns, Minority business concerns or women-owned businesses. As set forth in Exhibit A, Section S, Developer agrees to use reasonable best efforts to purchase during each Fiscal Year at least thirty percent (30%) of the total dollar value of all purchases of goods and services from Detroit-Based Businesses, Detroit Resident Businesses, Small Business Concerns, Minority business concerns or women-owned businesses.
(1)	“Reasonable best efforts” to achieve the goals set forth in this Section 3.5(i) may include, but are not limited to, the use of Joint Venture arrangements; Mentor Ventures; outreach to Detroit, Minority and women business, trade and professional associations or organizations; outreach to community organizations; and advertising through media publications or other vehicles reasonably calculated to reach Detroit, Minority and women-owned businesses, including community news letters.

(2)	“Joint Venture” as used in Section 3.5(i)(1) means a combination of separate business persons or entities, one of which is a Detroit-Based Business, Detroit Resident Business, Small Business Concern, Minority business concern or women-owned business, which has been created to perform a specific contract and in which one or more of the latter business entities (a) shares in profits and losses, (b) is substantially involved in all phases of the contract including bidding and staffing; (c) provides a substantial portion of the total performance, responsibility and project management of a specific job; and (d) receives a substantial portion of the total remuneration from a specific job.

(3)	“Mentor Venture” as used in Section 3.5(i)(1) means a combination of a business entity with a Detroit-Based Business, Detroit Resident Business, Small Business Concern, Minority business concern or women-owned business for the purpose of providing the latter business entity with training, expertise, skill, experience, market access or other attributes in a business, trade or profession designed to enhance its ability to compete in the marketplace.

     (j) Except as the Agreement or the context may otherwise require, each of Developer’s obligations set forth in Section 3.5(a)-(i) are ongoing and performance thereof shall be determined annually.
     (k) Joint Employment and Procurement Advisory Board
          (1) The Joint Employment and Procurement Advisory Board (the “JEPAB”) is and will be a private entity acting in an advisory capacity to Developer and the other Detroit Casino Developers. Developer cooperated with the other Detroit Casino Developers to establish and fund the JEPAB. Developer and each of the other Detroit Casino Developers, at their option, will appoint one (1) member to the JEPAB, and the Mayor and the City Council will each be invited to appoint three (3) members from the community at large. The public appointees will be non-salaried, but will be entitled to expense reimbursement paid by the JEPAB.
          (2) The purpose of the JEPAB will be to work closely with the Developer and the other Detroit Casino Developers to evaluate the effectiveness of, and recommend improvements to, Developer’s and each of the other Detroit Casino Developers’ respective programs to achieve their goals of not less than fifty-one percent (51%) Detroit resident employment and not less than thirty percent (30%) procurement of goods and services from Detroit-Based Businesses, Detroit Resident Businesses, minority business concerns, women-owned businesses and/or Small Business Concerns. The JEPAB will review Developer’s and each of the other Detroit Casino Developer’s practices and programs aimed at achieving such goals, review the success of such efforts, recommend improvements and refinements to such practices and programs, and assist the Developer and each of the other Detroit Casino Developers in involving local community organizations and businesses in support of such efforts. Additionally, the JEPAB may recommend to Developer and each of the other Detroit Casino Developers the engagement of outside consultants to provide expert, independent guidance as to how to make Developer’s and each of the other Detroit Casino Developers’ programs more effective.
          (3) The City will use an aggregate of Two Million Dollars ($2,000,000) from the Minority Business Development Fund to fund the activities of the JEPAB, which amount shall be in addition to those amounts paid to or received by the JEPAB prior to the date of this Agreement.
     3.6 Default Rate
     All amounts, including Development Process Costs, owed by Developer to City and/or EDC pursuant to any provision of this Agreement shall bear interest at the Default Rate from the due date (but if no due date is specified, then fifteen (15) Business Days from demand for payment) until paid.
     3.7 Administration of this Agreement
     (a) The Mayor shall designate the City departments, agencies and/or personnel who shall be responsible for the administration of this Agreement; monitoring of the performance by

Developer of its duties and obligations under this Agreement; and making recommendations to the Mayor concerning its enforcement.
     (b) No later than ninety (90) days after the end of each Fiscal Year commencing with the Fiscal Year in which the Closing occurs, Developer shall deliver to City a report setting forth the following:
(1)	a description of Developer’s efforts to comply with the requirements of Section 3.6(a) during such Fiscal Year;

(2)	a statement as to the number of employees (including the total number of full-time, part-time and full-time equivalent) employed by Developer on the Completion Date and each Determination Date (as the term is defined in Section 3.5(d));

(3)	a description of any administrative determination, binding arbitration decision, or judgment rendered by a court of competent jurisdiction finding a violation of any federal, state or local laws governing equal employment opportunity during such Fiscal Year;

(4)	a description of Developer’s efforts to comply with the requirements of Section 3.5 (f), (g), (h) and (i) during such Fiscal Year;

(5)	a statement setting forth material information adequate to enable the City to determine compliance with the “hours of operation” commitments set forth in Section 3.2;

(6)	whether Developer is aware of any non-compliance with the restrictions set forth in Section 3.3(a) or the restrictions on transfer set forth in Section 8;

(7)	a description of Developer’s efforts to comply with the requirements of maintaining the structure of its governing board as set forth in Section 3.10(a) during such Fiscal Year;

(8)	whether Developer is aware of any non-compliance with the restrictions on transfer set forth in Section 3.3(a) during such Fiscal Year;

(9)	a description of Developer’s efforts to comply with the requirements to conduct casino gaming activities as set forth in Section 3.13 during such Fiscal Year; and

(10)	to the extent not otherwise covered in response to subparts (b)(1)-(10) above, a description of any change during such Fiscal Year in Developer’s efforts to comply with the plans, measures, commitments, undertakings and covenants set forth on Exhibit A, Sections E, H, I, J, K, L, N, O, P, Q, S, T, U, V, W, X, AA, BB and CC.
     No information need be included in such report as to any obligation of Developer which has lapsed or which otherwise does not apply during such Fiscal Year.

     3.8 Memorandum of Agreement
     The parties agree that the Memorandum of Agreement shall not in any circumstances be deemed to modify or to change any of the provisions of this Agreement.
     The restrictions imposed by and under Section 3.13 (collectively, the “Restrictions”) will be construed and interpreted by the parties hereto as covenants running with the land. Developer agrees for itself, its successors and assigns to be bound by each of the Restrictions. The City shall have the right to enforce such Restrictions against Developer, its successors and assigns to or of the Casino Complex or any part thereof or any interest therein.
     3.9 Financial Statements; Annual Business Plan.
Developer shall provide City with (i) unaudited Financial Statements for each calendar quarter within sixty (60) days after the end of each quarter certified as accurate in all material respects by Developer, and (ii) audited Financial Statements prepared in accordance with GAAP within one hundred twenty (120) days after the end of each Fiscal Year. The City may, in its discretion, provide such Financial Statements to its consultants for review and analysis.
     3.10 Negative covenants
     Developer covenants that except as indicated or as otherwise required by applicable law, at all times during the term of this Agreement:
     (a) From April 9, 1998 until April 9, 2003 (the “Restricted Period”), Developer will not, except as required by applicable law, make any change in its organizational structure which would alone or in the aggregate result in the governing body of Developer having less than twenty-five percent (25%) of its members who are African American.
     (b) Developer will not, upon an Event of Default or during the continuance of any event which, with the giving of notice or passage of time or both, could become an Event of Default, declare or pay any dividends or make any other payments or distributions to any members of Developer or their respective Affiliates, except for Permitted Affiliate Payments.
     (c) During the Restricted Period, Developer (i) will prohibit a Transfer by Monroe Partners, L.L.C. directly or indirectly of its ownership interest in Developer and (ii) will cause Monroe Partners, L.L.C. to prohibit a Transfer by a Local Partner of any direct or indirect ownership interest in Monroe Partners, L.L.C., except for a “Permitted Transfer.” For purposes of this Section 3.10, a “Permitted Transfer” means any Transfer by a Local Partner of a direct or indirect ownership interest in Monroe Partners, L.L.C. which meets any of the following: (1) the transferee of the interest is a resident of the State; (2) the transferee of the interest is a Local Partner; (3) the Transfer is being made due to the economic hardship of the Local Partner; (4) the transferee of the interest is a spouse, child or parent (“Family Members”) of a Local Partner; (5) the transferee of the interest is an entity whose beneficial owners consist solely of Local Partners and/or Family Members; (6) if the transferor is an entity, the transferees of the interest are the beneficial owners of such transferor; (7) the Transfer is by operation of law; (8) the Transfer is on account of a pledge to (x) an institutional lender or (y) any Person who owns a direct or indirect interest in Developer; (9) the transferee of the interest is Developer or any of its Affiliates and the failure to purchase the interest would result in any Person who directly or indirectly owns an interest in Developer becoming ineligible to hold a Certificate of Suitability or Casino License as defined in the Act or otherwise suffering a loss, suspension or inability to obtain a gaming license in any jurisdiction in which Developer, such Affiliate or Person conducts or proposes to conduct gaming operations; or (10) the transferee is Developer or its Affiliate in the circumstance in which the transferor is in default under its organizational agreements and the Transfer is made thereunder. In addition, for purposes of this Section 3.10, a “Permitted Transfer” includes a Transfer or series of related Transfers by Monroe Partners, L.L.C. and/or Local Partners which, when aggregated, equals forty-nine percent (49%) or less of the ownership interest of Monroe Partners, L.L.C. in Developer.
     (d) Developer shall not enter into any Financing unless all parties under the Financing having a right to foreclose on all or part of the Casino Complex execute an agreement in form and substance satisfactory to the City in the exercise of its reasonable judgment which is consistent with Section 3.14(b).
     3.11 Notification
     As soon as practicable after obtaining knowledge or notice thereof, Developer shall deliver to City, together with copies of all relevant documentation with respect thereto:
     (a) Notice of any matured event of default any financing related to the Casino Complex.
     (b) Notice of all summons, citations, directives, complaints, notices of violation or deficiency, and other communications from any Governmental Authority other than City or the Board, asserting a material violation of Governmental Requirements applicable to the Casino Complex.
     (c) Notice of any litigation or proceeding in which Developer is a party if an adverse decision therein would, in Developer’s reasonable opinion, have a material adverse effect on Developer’s ability to perform its obligations hereunder.
     (d) Notices received by Developer from the Board which in Developer’s reasonable opinion assert a material violation of the Act.
     3.12 Veracity of Statements
     Except (i) as otherwise indicated herein; and (ii) for statements of third parties (other than Affiliates) which Developer has reasonable grounds to believe are accurate and for projections which Developer has reasonable grounds to believe are reasonable, no representation or warranty of Developer, or any certification or report furnished by Developer to City and/or EDC pursuant hereto which, if not materially accurate, would have a material adverse effect on the Casino Complex, when read in conjunction with the other representations, warranties and certifications, contains or will contain, any untrue statement of a material fact, or will omit any material fact that would cause such representation, warranty, statement or certification to be materially misleading, provided that representations, warranties and certifications made as of a specified date shall reflect facts and circumstances known to Developer as of such specified date.
     3.13 Use of Casino Complex
     So long as casino gaming activities would be permitted by law to operate at the Casino Complex (assuming the existence of a valid Casino License), the primary business to be operated at the Casino Complex shall include casino gaming activities. The obligations of Developer under this Section shall lapse and be of no further force or effect on and after April 9, 2033.
     3.14 Financing
     (a) Developer agrees to diligently pursue obtaining all necessary Financing by September 30, 2003, so as to have available all funds required to achieve Completion by the Completion Date. Developer agrees to deliver to City for City’s review, but not approval, relevant documents relating to a Financing. The City must be satisfied in its reasonable judgment that any “Material Adverse Change or Condition” clause or clause of similar import that condition funding of the financing will not impair Developer’s ability to achieve Completion of its Casino Complex by the Final Completion Date. Delivery by Developer of Parent Company’s Guaranty and Keepwell shall be prima facie evidence that the “Material Adverse Change or Condition” clause or clause of similar import will not impair Developer’s ability to achieve Completion of the Casino Complex by the Completion Date.
     (b) Developer agrees that it shall not enter into any Mortgage unless such Mortgage shall provide that if, as the result of a Loan Default, the Mortgagee forecloses upon or otherwise acquires all or part of Developer’s interest in the Casino Complex, the Mortgagee (or the Nominee of the Mortgagee) shall expressly accept and agree to assume all of the terms, covenants and provisions of this Agreement contained to be kept, observed and performed by Developer and become bound to comply therewith. As used in this Agreement, the word “Nominee” shall mean a Person who is designated by Mortgagee to act in place of the Mortgagee solely for the purpose of holding title to the Casino Complex and performing the obligations of Developer hereunder.
     (c) Financing Representations; Restrictions. In no event may Developer or any Finance Affiliate represent that City is or in any way may be liable for the obligations of Developer or any Finance Affiliate in connection with (i) any financing agreement or (ii) any public or private offering of securities. If Developer or any Finance Affiliate shall at any time sell or offer to sell any securities issued by Developer or any Finance Affiliate through the medium of any prospectus or otherwise that relates to the Casino Complex or its operation, Developer shall (i) first submit such offering materials to City for review with respect to Developer’s compliance with this Section 3.14(c) and (ii) do so only in compliance with all applicable federal and state securities laws, and shall clearly disclose to all purchasers and offerees that (y) the City shall not in any way be deemed to be an issuer or underwriter of such securities, and (z) the City and its officers, directors, agents, and employees have not assumed and shall not have any liability arising out of or related to the sale or offer of such securities, including any liability or responsibility for any financial statements, projections or other information contained in any prospectus or similar written or oral communication. Developer agrees to indemnify, defend or hold the City and its respective officers, directors, agents and employees free and harmless from, any and all liabilities, costs, damages, claims or expenses arising out of or related to the breach of its obligations under this paragraph.
     3.15 Riverfront Site Closeout
     (a) The Conveyance Agreement is hereby terminated, and no party thereto shall have any further obligations thereunder. Developer hereby releases and conveys to the City all its right, title and interest, if any, in the Riverfront Site.
     (b) Developer shall continue to provide credit enhancement for the Riverfront Bonds and shall make all required payments of principal and interest thereon. Developer hereby releases and forever waives all of its rights, title and interest, if any, in the amounts held in the Riverfront Bond Fund. Developer may pre-pay, at its option, the principal of the Riverfront Bonds at any time as provided in the indenture for the Riverfront Bonds. The City will cooperate with Developer in continuing to maintain the Riverfront Bonds in good standing.
     (c) At the Closing, and subject to the provisions of Section 1.4(a)(6), Developer will provide the documentation described in Section 1.4(a)(6) with respect to the Railroad Property.
     (d) Except as and to the extent set forth in the Indemnity Agreement, Developer’s obligations set forth in Sections 3.15 (a), (b) and (c) are in full discharge of all its obligations relating to the Riverfront Site. Developer shall have no other liability or obligation, if any, with respect to the Riverfront Site, or the condemnation, acquisition, optioning or ownership of the Riverfront Site by the City and the EDC, or the relocation of businesses located therein, or any other matter related to or arising out of the foregoing. By way of example, and not of limitation, Developer shall have no obligation to the City or EDC to contribute to the purchase of property, the relocation of businesses, the maintenance of the Riverfront Site, the payment of environmental claims or costs, or the payment of inverse condemnation claims or other claims by landowners. The City agrees to indemnify the Developer against any liability in connection with the foregoing. Nothing contained in either this Section 3.15(d) or elsewhere in this Agreement shall be construed as an admission by any party as to the existence of any such liability or obligation on the party of the City or Developer and all of such claims are expressly denied.
     (e) The Developer agrees to execute and provide at the Closing the form of release as attached hereto as Exhibit 3.15(e)(1). The City and EDC agree to execute and provide at the Closing the form of release as attached hereto as Exhibit 3.15(e)(2).
     3.16 Financial Commitments by Developer
     (a) Developer shall make the following payments to the City:

(i)	Developer shall pay the sum of Seventeen Million Dollars ($17,000,000) to the City within sixty (60) days of City Council’s approval of this Agreement;

(ii)	Developer shall pay the sum of Ten Million Dollars ($10,000,000) to the City as Developer’s contribution to the Minority Business Development Fund, in four (4) equal installments as follows:
[a]	Two Million Five Hundred Thousand Dollars ($2,500,000) within one hundred-twenty (120) days of City Council’s approval of this Agreement;

[b]	Two Million Five Hundred Thousand Dollars ($2,500,000) within one hundred-eighty (180) days of City Council’s approval of this Agreement;

[c]	Two Million Five Hundred Thousand Dollars ($2,500,000) within two hundred-forty (240) days of City Council’s approval of this Agreement; and

[d]	Two Million Five Hundred Thousand Dollars ($2,500,000) within three hundred (300) days of City Council’s approval of this Agreement.
(iii)	Developer shall pay the sum of Seventeen Million Dollars (17,000,000) to the City in twelve (12) equal monthly installments, each such installment being paid on the first day of the month, commencing on June 1, 2003, and continuing each successive month thereafter until fully paid.

(iv)	From and after January 1, 2006, Developer shall pay to the City an amount equal to one percent (1%) of the Adjusted Gross Receipts received daily by Developer (the “Percentage Payment”). The Percentage Payment shall be remitted daily by Developer to the City by electronic wire transfer of funds commencing on January 1, 2006 and continuing throughout the term of this Agreement (the “Payment Period”). If in any calendar year during the Payment Period Developer’s aggregate Adjusted Gross Revenues for such year equals Four Hundred Million Dollars ($400,000,000) (the “Target Amount”), then commencing on the date such Target Amount is reached and continuing to the end of that calendar year, the Percentage Payment shall be increased to two percent (2%). Additionally, within ten (10) Business Days of the date the Target Amount is reached, Developer shall pay to the City an amount equal to Four Million Dollars ($4,000,000). For ease of administration and to the extent practicable, the procedures for daily remittance of the Percentage Payment shall be consistent with the procedures used by the State for the remittance of the City’s portion of the wagering tax.

     (b) The requirements of Section 3.16(a) are in lieu of Developer’s obligation to establish and fund the Casino Redevelopment Fund, the Opportunity Zone Fund, the Neighborhood Development Fund and the JEPAB, as provided in the Amended Agreement, and such obligations are hereby terminated, except as specifically referenced in Section 3.16(a). In addition, the requirements of Section 3.16(a) are in consideration of the City’s agreement pursuant to Section 2.2 to defer Developer’s obligation to construct the Additional Hotel Rooms as required under the Amended Agreement. Developer hereby releases any rights it may have to demand repayment of any such funds previously paid to or on behalf of the City and no such funds shall offset any amounts otherwise payable to the City by Developer.
     (c) The Developer’s obligations under Section 3.16(a) shall be suspended for so long as there exists any order or injunction issued by any court having proper jurisdiction in the matter, which order or injunction either (i) revokes or suspends Developer’s Casino License for reasons beyond Developer’s control; or (ii) enjoins Developer or anyone on its behalf from operating the Casino.
     (d) The City agrees to establish the Minority Business Development Fund from the funds received from Developer under Section 3.16(a)(ii), together with (x) funds in the same amounts which the City will require to be paid by the other Detroit Casino Developers and (y) an additional Ten Million Dollars ($10,000,000) from other funds received hereunder from Developer and all other Detroit Casino Developers under their respective development agreements.
     3.17 Offering of Interests in Developer
     (a) Developer will offer or cause to be offered direct or indirect interests in Developer in accordance with this Section 3.17 (the “Offering”).
     (b) The interests so offered shall constitute a ten percent (10%) direct or indirect interest in Developer, so that, assuming that all offered interests are purchased, a twenty per cent (20%) direct or indirect interest in Developer will be owned by Detroit Area Residents, taking into account interests currently owned by Detroit Area Residents.
     (c) The Offering shall be made to residents of Wayne, Oakland and Macomb Counties, Michigan (“Detroit Area Residents”).
     (d) The Offering will be made in such manner that at least a five per cent (5%) direct or indirect interest in Developer will be distributed by means of a public offering or through another widely-based distribution method which is approved by the City in the exercise of its reasonable judgment and which is reasonably calculated to result in a widely-based ownership of such interests. Such interests will be offered first to Detroit residents and then to Detroit Area Residents.
     (e) The Offering will commence not later than November 8, 2002 and will continue for a period determined by Developer which is not less than nine (9) months in duration. During the Offering period, the offering entity will use commercially reasonable efforts to sell the membership interests included in the Offering at fair market value, but not for less than

$66,250,000 for a ten per cent (10%) direct or indirect interest in Developer. Neither Developer nor the offering entity shall have any obligation to offer or continue to offer interests which are unsold at the end of the Offering period.
4. Representations and Warranties
     4.1 Representations and Warranties of Developer
     Subject to Section 3.12 (Veracity of Statements), Developer represents and warrants to City that each of the following statements is true and accurate as of the Closing, except as otherwise indicated herein or in the Exhibits referenced herein:
     (a) Developer is a limited liability company duly organized and validly existing under the laws of Michigan, and has all requisite power and authority to enter into and perform its obligations under this Agreement and all other agreements and undertakings to be entered into by Developer in connection herewith.
     (b) This Agreement and, to the extent such documents currently exist in a form accepted by City and Developer, each document contemplated or required by this Agreement to which Developer is a party has been duly authorized by all necessary action on the part of, and has been or will be duly executed and delivered by, Developer; is binding on Developer; and is enforceable against Developer in accordance with its terms, subject to applicable principles of equity and insolvency laws.
     (c) Attached hereto is Exhibit A containing Sections A-CC (each a “Section”), are certain representations, warranties and commitments of Developer. When considered individually, no Section contains an untrue statement or omits to state any material fact which would cause such statement to be materially misleading.
     (d) Developer is not a party to any agreement, document or instrument that has a material adverse effect on the ability of Developer to carry out its obligations under this Agreement.
     (e) Neither execution of this Agreement nor discharge by Developer of any of its obligations hereunder shall cause Developer to be in violation of any applicable law, or regulation, its charter or other organizational documents or any agreement to which it is a party.
     4.2 Representations and Warranties of the City
     City represents and warrants to Developer that each of the following statements is true and accurate as of the Closing:
     (a) City is a validly existing municipal corporation and has all requisite power and authority to enter into and perform its obligations under this Agreement, and all other agreements and undertakings to be entered into by City in connection herewith.

     (b) This Agreement and, to the extent such documents currently exist in a form accepted by City and Developer, each document contemplated or required by this Agreement to which City is a party has been duly authorized by all necessary action on the part of, has been or will be duly executed and delivered by City; is binding on City; and is enforceable against City in accordance with its terms, subject to applicable principles of equity and insolvency laws.
     (c) Neither execution of this Agreement nor discharge by the City of any of its obligations hereunder shall cause City to be in violation of any applicable law, or regulation, its charter or organizational documents or any agreement to which it is a party.
     4.3 Representations and Warranties of the EDC
     EDC represents and warrants to Developer that each of the following statements is true and accurate as of the Closing:
     (a) EDC is a validly existing State public body corporate and has all requisite power and authority to enter into and perform its obligations under this Agreement, and all other agreements and undertakings to be entered into by EDC in connection herewith.
     (b) This Agreement and, to the extent such documents currently exist in a form accepted by EDC and Developer, each document contemplated or required by this Agreement to which EDC is a party has been duly authorized by all necessary action on the part of, has been or will be duly executed and delivered by EDC; is binding on EDC; and is enforceable against EDC in accordance with its terms, subject to applicable principles of equity and insolvency laws.
     (c) Neither execution of this Agreement nor discharge by the EDC of any of its obligations hereunder shall cause EDC to be in violation of any applicable law, or regulation, its charter or other organizational documents or any agreement to which it is a party.
5. Other Obligations of City
     5.1 Cooperation by the City
     (a) The City and the EDC will work cooperatively with Developer to cause the Detroit Economic Development Corporation, the Downtown Development Corporation of the City of Detroit and Amerivision Development Corporation to convey and assign to Developer the mortgages relating to Trappers Alley and the indebtedness and all other obligations secured thereby and all other collateral for such indebtedness and other obligations.
     (b) The City will work cooperatively with Developer in obtaining City department and City Council actions necessary or appropriate to the design, development and construction of the Casino Complex, including rezoning, vacating and closing streets, relieving traffic congestion and improving traffic flow, granting air rights and pylon rights over public streets and releasing the City’s easement across the parcel bounded by Lafayette, Brush, Fort and Randolph; provided, however, that the Completion Date shall not be extended in the event Developer is unsuccessful in obtaining the foregoing rights.

     5.2 Re-Selection
     (a) For purposes of this Section 5.2, “Triggering Event” means the ineligibility of Developer to operate the Casino as a result of a non-appealed judgment or court order or any re-selection process undertaken by the City as a result of any court judgment or order, other than a court judgment or court order issued in connection with any action resulting from the City’s enforcement of its rights under this Agreement.
     (b) The City agrees to use its reasonable best efforts to have three casino developers as permitted under the Act. Accordingly, in the event a Triggering Event occurs, the City agrees to reselect a developer (a “New Developer”) with which the City will enter into a development agreement (a “New Agreement”) for the development of a casino complex, upon the terms and conditions set forth in Section 5.2(c).
     (c) The New Agreement will require that the New Developer purchase from Developer Developer’s assets, business and operations relating to the Casino Complex (including any uncompleted portions of the Casino Complex), as a going concern, at their fair market value without regard to the Triggering Event. Such fair market value shall be determined by an investment banker knowledgeable in casino gaming matters selected by agreement of Developer and the New Developer. If Developer and New Developer cannot agree on the selection of an investment banker, the fair market value shall be determined by an investment banker selected by the City who has not been materially involved with the Detroit Casino Complexes and who is knowledgeable in casino gaming matters. The New Developer’s obligation to purchase the Casino Complex will be conditioned upon and subject to Developer’s assignment to New Developer of any premises leases for the Casino Complex, together with any landlord’s consent if required pursuant to any such leases.
     (d) Developer agrees to sell to the New Developer Developer’s assets, business and operations relating to the Casino Complex, as a going concern, and to assign to New Developer any premises leases for the Casino Complex, all as provided in this Section 5.2.
     (e) The provisions of this Section 5.2 shall survive termination of this Agreement and shall be severable from the other provisions of this Agreement (including the provisions of this Agreement permitting Developer to operate the Casino) and shall continue in effect and shall be enforced regardless of whether any or all of the other provisions of this Agreement are adjudicated to be invalid or unenforceable.
6. Default
     6.1 Events of Default
     The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
     (a) Subject to Force Majeure, if Developer or City fails to substantially perform or comply with any commitment, agreement, covenant, term or condition (other than those specifically described in any other subparagraph of this Section 6.1) of this Agreement, including those certain covenants set forth in Section 3.5 hereof, and in such event if said defaulting party shall fail to remedy any such default within thirty (30) days after receipt of written notice of default with respect thereto, provided, however, that if any such default is reasonably susceptible of being cured within one hundred eighty (180) days, but cannot with due diligence be cured by the defaulting party within thirty (30) days, and if the defaulting party commences to cure the default within thirty (30) days and diligently prosecutes the cure to completion, then the defaulting party shall not during such period of diligently curing be in default hereunder as long as such default is completely cured within one hundred eighty (180) days of the first notice of such default to said defaulting party; provided, however, that if the cure can be accomplished by the payment of money, the failure to pay is not a diligent commencement of a cure;
     (b) If Developer shall make a general assignment for the benefit of creditors or shall admit in writing its inability to pay its debts as they become due;
     (c) If Developer shall file a voluntary petition under any title of the United States Bankruptcy Code, as amended from time to time, or if such petition is filed against Developer and an order for relief is entered, or if Developer shall file any petition or answer seeking, consenting to or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or any future federal bankruptcy code or any other present or future applicable federal, state or similar statute or law, or shall seek or consent to or acquiesce to or suffer the appointment of any trustee, receiver, custodian, assignee, liquidator or similar official of Developer, or of all or any substantial part of its properties or of the Casino Complex or any interest therein of Developer;
     (d) If within ninety (90) days after the commencement of any proceeding against Developer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or similar statute or law, such proceeding shall not have been dismissed; or if within ninety (90) days after the appointment, without the consent or acquiescence of Developer of any trustee, receiver, custodian, assignee, liquidator or other similar official of Developer or of all or any substantial part of its properties or of the Casino Complex or any interest therein of Developer, such appointment shall have not been vacated or stayed on appeal or otherwise, or if within ninety (90) days after the expiration of any such stay, such appointment shall not have been vacated;
     (e) If a default shall occur, which has not been cured within any applicable cure period, under, or if there is any attempted withdrawal, disaffirmance, cancellation, repudiation, disclaimer of liability or contest of obligations (other than a contest as to performance of such obligations) under any agreement which guaranties the payment or performance of any of the obligations of Developer to City and/or EDC hereunder, other than as may be permitted in such agreement;
     (f) Subject to Force Majeure, if in accordance with Section 9 Developer fails to maintain in full force and policies of insurance meeting the requirements of Section 9 and in such event Developer fails to remedy such default within five (5) Business Days after Developer’s receipt of written notice of default with respect thereto from City;

     (g) If the construction of the Casino Complex is discontinued or suspended for a period of forty-five (45) consecutive calendar days (except according to Developer’s construction plans), subject to Force Majeure and is not restarted prior to Developer’s receipt of written notice of default hereunder;
     (h) If the Final Completion does not occur by the Final Completion Date;
     (i) If the Casino License is revoked or renewal is denied by a final, non-appealable order or Developer fails to renew its Casino License due to the acts or omissions of Developer; or
     (j) If Developer fails to make any of those payments described in Section 3.16 (Budgeting Assistance) when required and fails to make such payment within five (5) days after receiving written notice of default from the City.
     6.2 Remedies
     (a) Subject to the limitations set forth herein, the following remedies shall be available to Developer in the case of an Event of Default by City or EDC and to City in the case of an Event of Default by Developer: (i) to terminate this Agreement (“Termination”); (ii) to receive liquidated damages as and to the extent set forth in this Agreement (“Liquidated Damages”); (iii) to institute and prosecute proceedings to enforce in whole or in part the specific performance of this Agreement, and/or to enjoin or restrain the breaching party from commencing or continuing said breach, and/or to cause the breaching party by injunction to correct and cure said breach or threatened breach (a “Specific Performance Proceeding”); and (iv) to institute and prosecute proceedings for actual damages as a result of said breach (“Actual Damages”).
     (b) EDC agrees that it has no right to, and shall not attempt to elect to, exercise or exercise any remedy under this Agreement and that all such rights are reserved to the City.
     (c) (i) Subject to Section 6.2(c)(ii) below, if the City fails to perform an act required under this Agreement within the time specified in this Agreement (or if no time is specified, within a reasonable time), Developer’s sole and exclusive remedies against the City shall be to institute and prosecute proceedings to: (x) enforce in whole or in part the specific performance of this Agreement by the City, and/or to enjoin or restrain the City from commencing or continuing said breach, and/or cause by injunction the City to correct and cure said breach or threatened breach; or (y) reform this Agreement in such respects as may be determined to be equitable in light of the failure of the City.
     (c) (ii) Notwithstanding anything to the contrary set forth in Section 6.2(c)(i) above, with respect to any defaults or breaches by the City of any of its obligations under Section 5.2 or Section 14.26, Developer shall have available all rights and remedies under applicable law, in equity, or under this Agreement, on a cumulative basis, and the exercise by Developer of any one or more of such remedies shall not preclude the exercise by it, at the same or different times, of any other such remedies for the same default or breach.

     6.3 Mandatory Sale
     (a) Should Developer’s Casino License be revoked by a final, non-appealable order or should Developer fail to renew its Casino License due to the actions or omissions of Developer, the City may, on written notice to Developer delivered within sixty (60) days following such event, institute the procedures set forth below whereby Developer disposes of the Casino Complex (a “Mandatory Sale”). If the City fails to deliver such notice to Developer within such sixty (60) day period, the City shall be deemed to have waived the Mandatory Sale remedy. If Developer shall have obtained a Casino License prior to the delivery of such notice, the remedy of Mandatory Sale shall not be available.
     (b) Following receipt of a timely notice, Developer shall commence good faith efforts to dispose of the Casino Complex in a manner consistent with this Agreement, including satisfying all the requirements of Section 8. In effecting such disposition, Developer shall be entitled to seek to maximize its own economic return, subject to consultation with the City. During the period in which Developer is endeavoring to effect the disposition of the Casino Complex in a Mandatory Sale, it shall continue to operate the Casino Complex pursuant to and in accordance with this Agreement or Developer shall request that a conservator be appointed to operate the Casino Complex on its behalf pending such disposition.
     6.4 Termination
     Except for the provisions that by their terms survive, this Agreement shall terminate as provided in this Agreement.
     6.5 Liquidated Damages
     City and Developer covenant and agree that because of the difficulty and/or impossibility of determining City’s damages upon certain Events of Default and breaches of this Agreement as set forth in Section 2.5(a) and Section 6.1(h), by way of detriment to the public benefit and welfare of the City through lost employment opportunities, lost tourism, degradation of the economic health of the City and loss of revenue, both directly and indirectly, Developer shall pay to City, as liquidated damages and not as a penalty, and as the City’s sole remedy for such delay, an amount per calendar day for each calendar day during the “Damage Period,” as hereinafter defined, equal to Forty Thousand Dollars ($40,000). For purposes of this Section 6.5, the Damage Period shall commence on the date the City delivers written notice to Developer after such default of its election to receive liquidated damages and shall continue until the date that such default is cured.
     6.6 Limitation of Remedies
     City’s remedies for, and only for, the Events of Default enumerated below, shall be limited as follows:
     (a) Upon an Event of Default due to the breach by Developer of any of the obligations set forth in Sections 1.3, 2.2(c) or 3.13, the City may elect to (i) institute a Specific

Performance Proceeding, (ii) receive Actual Damages from Developer or (iii) terminate this Agreement.
     (b) Upon an Event of Default due to a breach by Developer arising under this Agreement not otherwise specified in Section 6.6(a) or limited by Sections 6.3 or 6.5, the City may elect either to (i) institute a Specific performance Proceeding or (ii) receive Actual Damages from Developer.
7. City’s Right to Perform Developer’s Covenants
     If Developer at any time shall fail to take out, pay any insurance premiums for, maintain or deliver any of the insurance policies in the manner provided for herein, or shall fail to pay any sums, costs, expenses, charges, payments or deposits to be paid by Developer hereunder after notice and the expiration of any applicable cure period, City, without waiving or releasing Developer from any obligation of Developer contained in this Agreement or waiving or releasing any rights of City hereunder, at law or in equity, may (but shall be under no obligation to) pay any such sums, costs, expenses, charges, payments or deposits payable by Developer hereunder. All sums paid by City and all costs and expenses incurred by City in connection with the performance of any such obligation, together with interest thereon at the Default Rate from the respective dates of City’s making of each such payment or incurring of each such sum, cost, liability, expense, charge, payment or deposit until the date of actual repayment to City, shall be paid by Developer to City on demand. Any payment or performance by City pursuant to the foregoing provisions of this Section shall not be nor be deemed to be a waiver or release of breach or default of Developer with respect thereto or of the right of City to take such other action as may be permissible hereunder, at law or in equity if an Event of Default by Developer shall have occurred. The City’s rights under this Section 7 shall survive termination of this Agreement.
8. Transfers
     8.1 Transfer of Development Agreement
     Developer shall not, whether by operation of law or otherwise, Transfer this Agreement or the Casino Complex without the prior written consent of the Mayor and City Council; provided, however, that the Mayor and City Council’s right to consent to the Transfer of the Casino Complex shall be of no further force and effect at such time as the business operated at the Casino Complex no longer includes gaming activities.
     8.2 Transfer of Ownership Interest
     (a) For purposes of this Section 8.2, “Restricted Owner” means (i) Developer and (ii) any Person who directly or indirectly owns or holds any interest in Developer or any Casino Component Manager/Operator of a Component other than any Person who would be a Restricted Owner due solely to that Person’s ownership of (x) a direct or indirect interest in a Publicly Traded Corporation or (y) a five percent (5%) or less direct or indirect interest in (1) Developer unless, in the case of clause (y), upon completion of any Transfer the transferee will in the aggregate own or hold a five percent (5%) or more direct or indirect ownership interest in Developer, or (2) the Casino Component Manager/Operator of a Component. The covenants that Developer is to perform under this Agreement for City’s and EDC’s benefit and the services that each Casino Component Manager/Operator of a Component renders with respect to the Casino Complex are personal in nature. City and EDC are relying upon Developer and the Casino Component Manager/Operators in the exercise of their skill, judgment, reputation and discretion with respect to the Casino Complex. From and after the Execution Date under the Amended Agreement, any Transfer by a Restricted Owner of (x) any direct ownership interest in Developer or any Casino Component Manager/Operator of a Component, whether held by virtue of partnership, limited liability company, corporation or other form of entity; or (y) any ownership interest in any Restricted Owner, whether held by virtue of partnership, limited liability company, corporation or through other form of entity shall require the prior written consent of City, provided that with respect to a Transfer by any Restricted Owner other than a Transfer by Developer, any Affiliate of Developer or any Affiliate of any Casino Component Manager/Operator of a Component, City shall not withhold its consent to any Transfer unless the transferee (i) is in default on any debts due City, EDC or any other entity (a “Municipal Supported Entity”) that receives or received any City funding or subsidy to carry out its activities; (ii) has defaulted on any other material obligations to City, EDC or any Municipal Supported Entity whether or not such default has been cured; or (iii) has engaged in any frivolous litigation or made any frivolous claims against City as determined by a court, or has been found liable to the City for abuse of process or malicious prosecution with respect to claims against the City.
     (b) Nothing contained in this Section 8.2 shall prevent a Transfer of (x) an ownership interest in a Restricted Owner by: any Person (1) to that Person’s spouse, child or parent (“Family Members”); (2) to an entity whose beneficial owners consist solely of such transferor and/or the Family Members of the transferor; (3) to the beneficial owners of the transferor if the transferor is an entity; (4) to any Person who owns any direct or indirect interest in any Restricted Owner; (5) to any Person to whom the City previously has consented to a Transfer; (6) by operation of law; and (7) to an institutional lender on account of a pledge to such lender or (y) an ownership interest in Developer or Restricted Owner or in any Affiliate of Developer or Restricted Owner in connection with a public offering registered pursuant to the Securities Act.
     (c) All transferees shall hold their interests subject to the restrictions of this Section 8.
     (d) Developer shall notify City as promptly as practicable upon Developer becoming aware of any Transfer.
     (e) Developer agrees to (x) include in all Casino Component Management Agreements of a Component a transfer restriction provision substantially similar to the transfer restriction set forth in this Section 8.2 and to cause the Casino Component Manager/Operator of a Component to acknowledge that City is a third-party beneficiary of such provision; and (y) cause each Restricted Owner, other than a Publicly Traded Corporation, to (1) place a legend on its ownership certificate, if any, or include in its organizational documents, a transfer restriction provision substantially similar to the transfer restriction set forth in this Section 8.2 and (2) either enforce such provision or acknowledge that City is a third-party beneficiary of such provision.

9. Insurance
     9.1 Maintain Insurance
     Developer shall maintain in full force and effect the types and commercially reasonable amounts of insurance as set forth on Exhibit 9.1 to the extent available at commercially reasonable rates. Self insurance shall be permitted in accordance with First Class Casino Complex Standards.
     9.2 Form of Insurance and Insurers
     Whenever, under the terms of this Agreement, Developer is required to maintain insurance, City and EDC shall be additional named insureds in all such insurance policies to the extent of their insurable interest, if any. All policies of insurance provided for in this Agreement shall be effected under valid and enforceable policies, in commercially reasonable form issued by responsible insurers which are authorized to transact business in the State, having a Best rating of not less than A+ or its equivalent from another recognized rating agency. As soon as practicable following the Closing Date, Developer shall deliver to City and EDC a copy of each policy, together with proof reasonably satisfactory to City and EDC that the full premiums have been paid or provided for at least the first year of the term of such policies. Thereafter, as promptly as practicable prior to the expiration of each such policy, Developer shall deliver to City and EDC an Accord certificate, together with proof reasonably satisfactory to City and EDC that the full premiums have been paid or provided for at least the renewal term of such policies and as promptly as practicable, a copy of each renewal policy.
     9.3 Other Policies
     Developer shall not take out separate insurance concurrent in form or contributing in the event of loss with that required in this Agreement unless City and EDC are additional named insureds therein to the extent of their insurable interest, if any, with loss payable as provided in Section 9.2. Developer shall as promptly as practicable notify City and EDC of the taking out of any such separate insurance and shall cause copies of the original policies in respect thereof to be delivered as required in Section 9.2.

     9.4 Insurance Notice
     Each such policy of insurance to be provided hereunder shall contain, to the extent obtainable on a commercially reasonable basis, (a) a provision that no act or omission of Developer which would otherwise result in forfeiture or reduction of the insurance therein provided shall affect or limit the obligation of the insurance company to pay City or EDC the amount of any loss sustained to the extent of its insurable interest, if any, and (b) an agreement by the insurer that such policy shall not be canceled or modified without at least thirty (30) days prior written notice by registered mail, return receipt requested, to City and EDC.
     9.5 Keep in Good Standing
     Developer shall observe and comply with the requirements of all policies of public liability, fire and other policies of insurance at any time in force with respect to the Casino Complex and Developer shall so perform and satisfy the requirements of the companies writing such policies.
     9.6 Blanket Policies
     Any insurance provided for in this Article may be provided by blanket and/or umbrella policies issued to Developer covering the Casino Complex and other properties owned or leased by Developer; provided, however, that the amount of the total insurance allocated to the Casino Complex shall be such as to furnish in protection the equivalent of separate policies in the amounts herein required without possibility of reduction or coinsurance by reason of, or damage to, any other premises covered therein, and provided further that in all other respects, any such policy or policies shall comply with the other specific insurance provisions set forth herein and Developer shall make such policy or policies or a copy thereof available for review by City and EDC at the Casino Complex.
10. Environmental
     10.1 Representations and Warranties
     Developer, as a further inducement to the City to enter into this Agreement, represents and warrants to the City that to the best of Developer’s knowledge, neither Developer nor anyone affiliated with or claiming through or under the Developer has disposed, stored, discharged, treated, or released any hazardous substance or waste, as defined in the Environmental Laws, at, on, in, under, to or from the Railroad Property.
     10.2 Indemnity
     Developer shall indemnify, defend and hold harmless from any and all claims or demands (including reasonable attorney’s fees) resulting from any breach of the representation and warranty set forth in Section 10.1.

     10.3 Contribution
     Developer shall not in any manner, including but not limited to by way of a third party claim, commence litigation against the City for contribution or indemnity under the Environmental Laws and/or the common law arising directly or indirectly from the discharge, release, deposit, storage or treatment of hazardous substances or wastes, as defined under the Environmental Laws, at, on, in, under, to and from the Railroad Property in violation or the representation and warranty set forth in Section 10.1.
     10.4 Survival
The provisions of this Section 10 shall survive any termination of this Agreement and shall not be deemed to be merged with any deed.
11. Damage and Destruction
     11.1 Damage or Destruction
     In the event of damage to or destruction of improvements at the Casino Complex or any part thereof by fire, casualty or otherwise, Developer, at its sole expense and whether or not the insurance proceeds, if any, shall be sufficient therefor, shall promptly repair, restore, replace and rebuild (collectively, “Restore”) the improvements, as nearly as possible to the same condition that existed prior to such damage or destruction using materials of an equal or superior quality to those existing in the improvements prior to such casualty. All work required to be performed in connection with such restoration and repair is hereinafter called the “Restoration.” Developer shall obtain a permanent certificate of occupancy as soon as practicable after the completion of such Restoration. If neither Developer nor any Mortgagee shall commence the Restoration of the improvements or the portion thereof damaged or destroyed promptly following such damage or destruction and adjustment of its insurance proceeds, or, having so commenced such Restoration, shall fail to proceed to complete the same with reasonable diligence in accordance with the terms of this Agreement, City may, but shall have no obligation to, complete such Restoration at Developer’s expense. Upon City’s election to so complete the Restoration, Developer immediately shall permit City to utilize all insurance proceeds which shall have been received by Developer, minus those amounts, if any, which Developer shall have applied to the Restoration, and if such sums are insufficient to complete the Restoration, Developer, on demand, shall pay the deficiency to City. Each Restoration shall be done subject to the provisions of this Agreement.
     11.2 Use of Insurance Proceeds
     (a) Subject to the conditions set forth below, all proceeds of casualty insurance on the improvements shall be made available to pay for the cost of Restoration if any part of the improvements are damaged or destroyed in whole or in part by fire or other casualty. All such insurance proceeds, less the cost of collection, shall be paid into a trust account to be created by an independent third party (“Insurance Trustee”) to be chosen by (i) the First Mortgagee if the

Casino Complex is encumbered by a First Mortgage or (ii) Developer and City in the event there is no First Mortgagee, within ten (10) days of when the proceeds are to be made available. Nothing herein shall prohibit the First Mortgagee from acting as the Insurance Trustee. If Developer or City for whatever reason, cannot or will not participate in the selection of the Insurance Trustee, then the other party shall select the Insurance Trustee. Developer shall name the Insurance Trustee appointed pursuant to this Section 11.2 as the sole loss payee on Developer’s casualty insurance. If those parties who participate in the selection process cannot agree on the selection of the Insurance Trustee, either City or Developer may apply to the Circuit Court for the County for the appointment of a local bank having a capital surplus in excess of Two Hundred Million Dollars ($200,000,000) as the Insurance Trustee. The Insurance Trustee shall hold the insurance proceeds in trust to be disbursed in stages to pay for the cost of the Restoration, as hereafter provided. The Insurance Trustee shall deposit the insurance proceeds in an interest bearing account and any after tax interest earned thereon shall be added to the insurance proceeds. All fees and expenses of the Insurance Trustee shall be paid by Developer.
     (b) Promptly following any damage or destruction to the improvements by fire, casualty or otherwise, Developer shall:
(1)	give written notice of such damage or destruction to City and each Mortgagee; and

(2)	deliver an agreement by Developer to complete the Restoration in a reasonable amount of time plus periods of time as performance by Developer is prevented by Force Majeure events (other than financial inability) after occurrence of the fire or casualty.
     (c) After satisfaction of the conditions specified in paragraph (b) of this Section, insurance proceeds shall be paid to Developer, or City, as the case may be, from time to time thereafter in installments, but not more frequently than once a month, upon application to be submitted from time to time by Developer to Insurance Trustee showing the cost of work, labor, services, materials, fixtures and equipment incorporated in the Restoration, or incorporated therein since the last previous application, and paid for by Developer or then due and owing. The amount of any installment to be paid to Developer shall be such proportion of the total insurance proceeds as the cost of work, labor, services, materials, fixtures and equipment theretofore incorporated by Developer into the Restoration bears to the total estimated cost of the Restoration by Developer, less all payments heretofore made to Developer out of the insurance proceeds. Upon completion of and payment for the Restoration by Developer, the balance of the insurance proceeds shall be paid over to Developer, subject to the rights of any Mortgagee named as an insured. If the estimated cost of any Restoration exceeds the insurance proceeds received by Insurance Trustee, then prior to the commencement of such Restoration or thereafter if at any time that the cost to complete the Restoration exceeds the unapplied portion of such insurance proceeds, Developer shall from time to time immediately deposit with Insurance Trustee cash funds in the amount of such excess, to be held and applied by Insurance Trustee in accordance with the provisions hereof. If City elects to make the Restoration at Developer’s expense, as provided in Section 11.1, then, as provided above with respect to Developer, Insurance Trustee shall pay over the insurance proceeds to City, from time to time, upon City’s application accompanied by a certificate containing the statements required under clauses (i), (ii)

and (iii) of Section 11.2(d)(1), to the extent not previously paid to Developer pursuant to this Section 11.2(c), and Developer shall pay to Insurance Trustee, on demand, any sums which City certifies to be an estimate of the amount necessary to complete the Restoration, less the undisbursed insurance proceeds.
     (d) The following shall be conditions precedent to each payment made to Developer as provided in Section 11.2:
(1)	There shall be submitted to Insurance Trustee the certificate of the architect stating (i) that the sum then requested to be withdrawn either has been paid by Developer or is justly due to contractors, subcontractors, materialmen, engineers, architects or other Persons (whose names and addresses shall be stated) who have rendered or furnished work, labor, services, materials, fixtures or equipment for the work and giving a brief description of such work, labor, services, materials, fixtures or equipment and the principal subdivisions or categories thereof and the several amounts so paid or due to each of said Persons in respect thereof, and stating in reasonable detail the progress of the Restoration up to the date of said certificate; (ii) that no part of such expenditures has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money or has been made out of the proceeds of insurance received by Developer; and (iii) that the balance of the insurance proceeds held by Insurance Trustee will be sufficient, upon completion of the Restoration, to pay for the same in full, and stating in reasonable detail an estimate of the cost of such completion.

(2)	There shall be furnished to Insurance Trustee appropriate sworn statements and lien waivers (which comply with the mechanics’ lien laws of the State) from all Persons receiving payment under such draw.

(3)	There shall be furnished to Insurance Trustee a title search, or a similar certificate of a title insurance company reasonably satisfactory to Insurance Trustee, showing that there are no liens affecting the Casino Complex or any part thereof in connection with work done, authorized or incurred at or relating to the Casino Complex which had not been discharged of record, except such as will be discharged upon payment of the amount then requested to be withdrawn.
     (e) Notwithstanding anything in this Section 11.2 to the contrary, insurance proceeds for any fire or casualty of less than Forty Million Dollars ($40,000,000) shall not be paid to the Insurance Trustee to be disbursed as provided in Section 11.2, but instead such proceeds shall be paid by the insurer directly into a segregated account established by Developer for the purpose of funding the Restoration. This account is established as an assurance fund to guarantee the completion of the Restoration. Developer retains the right to withdraw funds from this account to pay for the Restoration and to any excess funds in the account following completion of the Restoration. Upon receipt of such proceeds in the account, Developer shall promptly undertake and complete the Restoration in accordance with this Article.

     11.3 No Termination
     No destruction of or damage to the improvements, or any portion thereof or property therein by fire, flood or other casualty, whether such damage or destruction be partial or total, shall permit Developer to terminate this Agreement or relieve Developer from its obligations hereunder.
     11.4 Condemnation
     (a) If a Major Condemnation occurs, Developer may at its option construct a new Casino Complex on another Qualified Casino Complex Site or terminate this Agreement. If Developer elects to construct a new Casino Complex it shall proceed diligently to acquire a new Qualified Casino Complex Site and to construct a new Casino Complex which complies with the provisions of this Agreement in all material respects, with such modifications as may be necessary due to site conditions. The provisions of this Agreement pertaining to the design and construction of the Casino Complex shall apply to the new Casino Complex, and the provisions of Section 11.4(b) which are applicable to the application of Proceeds in the event of a Minor Condemnation shall apply to any portion of such Proceeds which are not payable to a First Mortgagee and other lenders. Developer’s obligation to operate the Casino Complex shall be suspended for a reasonable period of time in order to enable Developer to construct a new Casino Complex.
     (b) If a Minor Condemnation occurs or the use or occupancy of the Casino Complex or any part thereof is temporarily requisitioned by a civil or military governmental authority, then (a) this Agreement shall continue in full force and effect; (b) Developer shall promptly perform all Restoration required in order to repair any physical damage to the Casino Complex caused by the Condemnation, and to restore the Casino Complex, to the extent reasonably practicable, to its condition immediately before the Condemnation. If a Minor Condemnation occurs, any Proceeds in excess of Forty Million Dollars ($40,000,000) will be and are hereby, to the extent permitted by applicable law and agreed to by the condemnor, assigned to and shall be withdrawn and paid into an escrow account to be created by an escrow agent (the “Escrow Agent”) selected by (i) the First Mortgagee if the Casino Complex is encumbered by a First Mortgage; or (ii) Developer and City in the event there is no First Mortgagee, within ten (10) days of when the Proceeds are to be made available. If Developer or City for whatever reason cannot or will not participate in the selection of the Escrow Agent, then the other party shall select the Escrow Agent. Nothing herein shall prohibit the First Mortgagee from acting as the Escrow Agent. This transfer of the Proceeds, to the extent permitted by applicable law and agreed to by the condemnor, shall be self-operative and shall occur automatically upon the availability of the Proceeds from the Condemnation and such Proceeds shall be payable into the escrow account on the naming of the Escrow Agent to be applied as provided in this Section 11.4. If City or Developer are unable to agree on the selection of an Escrow Agent, either City or Developer may apply to the Circuit Court for the County for the appointment of a local bank having a capital surplus in excess of Two Hundred Million Dollars ($200,000,000) as the Escrow Agent. The Escrow Agent shall deposit the Proceeds in an interest-bearing escrow account and any after tax interest earned thereon shall be added to the Proceeds. The Escrow Agent shall disburse funds from the Escrow Account to pay the cost of the Restoration in accordance with the procedure described in Section 11.2(b), (c) and (d). If the cost of the Restoration exceeds the total amount of the Proceeds, Developer shall be responsible for paying the excess cost. If the Proceeds exceed the cost of the Restoration, the Escrow Agent shall distribute the excess Proceeds, subject to the rights of the Mortgagees. Nothing contained in this Section 11.4 shall impair or abrogate any rights of Developer against the condemning authority in connection with any Condemnation. All fees and expenses of the Escrow Agent shall be paid by Developer.
12. Indemnification
     12.1 Indemnification by Developer
     (a) Developer shall defend, indemnify and hold harmless City, EDC and each of their officers, agents and employees (collectively the “Indemnitees” and individually an “Indemnitee”) from and against any and all liabilities, losses, damages, costs, expenses, claims, obligations, penalties and causes of action (including reasonable fees and expenses for attorneys, paralegals, expert witnesses and other consultants at the prevailing market rate for such services) whether based upon negligence, strict liability, absolute liability, product liability, misrepresentation, contract, implied or express warranty or any other principal of law, that are imposed upon, incurred by or asserted against Indemnitees or which Indemnitees may suffer or be required to pay and which arise out of or relate in any manner to any of the following occurring prior to the Termination Date: (1) Developer’s ownership, possession, use, condition or occupancy of the Casino Complex or any part thereof or any Improvement thereon; (2) Developer’s operation or management of the Casino Complex or any part thereof; (3) the performance of any labor or services or the furnishing of any material for or at the Casino Complex or any part thereof by or on behalf of Developer or enforcement of any liens with respect thereto; (4) any personal injury, death or property damage suffered or alleged to have been suffered by Developer (including Developer’s employees, agents or servants), the Casino Complex Operator/Managers (including their employees, agents or servants) or any third person as a result of any action or inaction of Developer; (5) any work or things whatsoever done in, or at the Casino Complex or any portion thereof, or off-site pursuant to the terms of this Agreement by or on behalf of Developer; (6) the condition of any building, facilities or improvements at the Casino Complex or any non-public street, curb or sidewalk at the Casino Complex, or any vaults, tunnels, malls, passageways or space therein; (7) any breach or default on the part of Developer for the payment, performance or observance of any of its obligations under all agreements entered into by Developer or any of its Affiliates relating to the performance of services or supplying of materials to the Casino Complex or any part thereof; (8) any act, omission or negligence of any tenant, or any of their respective agents, contractors, servants, employees, licensees or other tenants; ; and (9) any claim by a third party relating to or arising from any failure of Developer to comply with all Governmental Requirements. In case any action or proceeding shall be brought against any Indemnitee based upon any claim in respect of which Developer has agreed to indemnify any Indemnitee, Developer will upon notice from Indemnitee defend such action or proceeding on behalf of any Indemnitee at Developer’s sole cost and expense and will keep Indemnitee fully informed of all developments and proceedings in connection therewith and will furnish Indemnitee with copies of all papers served or filed therein, irrespective of by whom served or filed. Developer shall defend such action with counsel it selects provided that such counsel is reasonably satisfactory to Indemnitee. Such counsel shall not be deemed reasonably satisfactory to Indemnitee if counsel has: (i) a legally cognizable conflict of interest with respect to City or EDC; (ii) within the five (5) years immediately preceding such selection performed legal work for City or EDC which in their respective reasonable judgment was inadequate; or (iii) frequently represented parties opposing City or EDC in prior litigation. Each Indemnitee shall have the right, but not the obligation, at its own cost, to be represented in any such action by counsel of its own choosing, but Developer and its counsel shall control such defense and shall not be obstructed by the Indemnitee. Developer shall have the sole right to compromise, settle, defend or concede any claim or liability against which it is obligated to indemnify and defend, and the Indemnitees shall enter into such agreements and shall consent to such judgments as Developer may reasonably request, if such agreements and judgments impose only monetary damages upon the Indemnitees and Developer pays such claim, liability or judgment.
     (b) Notwithstanding anything to the contrary contained in Section 12.l(a) but further subject to Section 12.1(c) below, Developer shall not indemnify and shall have no responsibility to Indemnitees for: (i) any matter involving the gross negligence or willful misconduct of any of the Indemnitees; (ii) any matter giving rise to any liability of any of the Indemnitees prior to the April 9, 1998, except for such liabilities arising from acts or omissions undertaken by or at the request or insistence of Developer; (iii) any liability arising with respect to portions of the Casino Complex owned or under the control of the City, the EDC, or any instrumentality or subdivision thereof prior to April 9, 1998 which arises from any acts or omissions of any Indemnitee occurring prior to the April 9, 1998; (iv) liability, if any, arising from the City’s acquisition of or negotiations for the acquisition of the Riverfront Site, including causes of actions relating to condemnation or inverse condemnation by or against the City and all other matters described in Section 3.15(d); (v) any failure by the City or any subdivision or instrumentality thereof to exercise its police and similar public safety powers with respect to the Casino Complex, but only to the extent Developer is not required to undertake or perform such services pursuant to the terms of this Agreement; or (vi) any breach by City or EDC of its obligations pursuant to this Agreement; or (vii) any liability arising with respect to any off-site infrastructure improvements owned or under the control of the City which arise from acts or omissions of the City; or (viii) any liability arising as a consequence of the City’s ownership of all or any part of the Casino Complex prior to Developer’s acquisition of same.
     (c) The foregoing exclusions from Developer’s obligation to indemnify Indemnitees set forth in Section 12.1(b) above shall in no event apply to Developer’s environmental indemnity obligations set forth in Section 10.1.
13. Force Majeure
     13.1 Definition of Force Majeure
     (a) An event of “Force Majeure” shall mean the following events or circumstances, to the extent that they delay or otherwise adversely affect the performance beyond the reasonable control of Developer, or its agents and contractors, of their duties and obligations under this Agreement, or the performance by the City or the EDC of their respective duties and obligations under this Agreement:

     (b) Strikes, lockouts, labor disputes, inability to procure materials, failure of utilities, labor shortages or explosions;
     (c) Changes in Governmental Requirements by any Governmental Authority, first effective after the date of this Agreement.
     (d) Acts of God, tornadoes, hurricanes, floods, sinkholes, fires and other casualties, landslides, earthquakes, epidemics, quarantine, pestilence, and/or abnormal inclement weather;
     (e) Acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances, or national or international calamities;
     (f) Concealed and unknown conditions of an unusual nature that are encountered below ground or in an existing structure;
     (g) Any temporary restraining order, preliminary injunction or permanent injunction, or mandamus or similar order, unless based in whole or in part on the actions or failure to act of Developer;
     (h) Inability to have a Qualified Casino Complex Site Properly Zoned within 120 days after this Agreement is executed by all parties and approved by City Council;
     (i) Unreasonable delay by the State in licensing Persons or any Component of the Casino Complex, to the extent necessary, under the Act;
     (j) Causes (other than insufficiency of financial resources) beyond the reasonable control of the party seeking the benefits of this Section 13.1; or
     (k) In the case of the City or the EDC, an Event of Default on the part of the Developer, and in the case of the Developer, an Event of Default on the part of the City or the EDC.
     13.2 Notice.
     Developer shall promptly notify the City of the occurrence of an event of “Force Majeure” and describe in reasonable detail the nature of the event.
     13.3 Excuse of Performance
     (a) Notwithstanding any other provision of this Agreement to the contrary, Developer shall be entitled to an adjustment in the time for or excuse of the performance of any duty or obligation of Developer under this Agreement for Force Majeure events, but only for the number of days due to and/or resulting as a consequence of such causes and only to the extent that such occurrences actually prevent or delay the performance of such duty or obligation or cause such performance to be commercially unreasonable.

14. Miscellaneous
     14.1 Notices
     Notices shall be given as follows:
     (a) Any notice, demand or other communication which any party may desire or may be required to give to any other party shall be in writing delivered by (i) hand-delivery, (ii) a nationally recognized overnight courier, (iii) telecopy, or (iv) mail (but excluding electronic mail, i.e., “e-mail”) addressed to a party at its address set forth below, or to such other address as the party to receive such notice may have designated to all other parties by notice in accordance herewith:

If to City:	Mayor
City of Detroit
1126 Coleman A. Young Municipal Center
Two Woodward Avenue
Detroit, Michigan 48226
Telecopier No.: 313-224-4433

with copies to:	Corporation Counsel
City of Detroit
First National Building
660 Woodward Avenue
Suite 1650
Detroit, Michigan 48226
Telecopier No.: 313-224-5505

If to EDC:	The Economic Development Corporation
of the City of Detroit
211 West Fort Street, Suite 900
Detroit, Michigan 48226
Telecopier No.: 313-963-9786

If to Developer:	Bernard Bouschor, Manager
Greektown Casino, L.L.C.
Sault Ste. Marie Tribe of Chippewa Indians
523 Ashmun Street
Sault Ste. Marie, Michigan 49783
Telecopier No.: 906-635-6502

With copies to:	Daniel T. Green, Esq.
Sault Ste. Marie Tribe of Chippewa Indians
523 Ashmun Street
Sault Ste. Marie, Michigan 49783
Telecopier No.: 906-632-6587

Joel J. Morris, Esq.
Jaffe, Raitt, Heuer & Weiss, P.C.
One Woodward Avenue
Suite 2400
Detroit, Michigan 48226
Telecopier No.: 313-961-8358
     (b) Any such notice, demand or communication shall be deemed delivered and effective upon the earlier to occur of actual delivery or, if delivered by telecopier, the same day as confirmed by telecopier transmission or the first Business Day thereafter if telecopied on a non-Business Day.
     (c) If any party to this Agreement has questions or concerns regarding this Agreement, interpreting this Agreement or performing obligations under this Agreement, such party shall provide written notice of its question or concern to the City’s Corporation Counsel at the address provided in Section 14.1(a) and to the City of Detroit, Chief Financial Officer, 1200 Coleman A. Young Municipal Center, Two Woodward Avenue, Detroit, Michigan 48226, Telecopier No.                     .
     14.2 Non-Action or Failure to Observe Provisions of this Agreement
     (a) The failure of City, EDC or Developer to promptly insist upon strict performance of any term, covenant, condition or provision of this Agreement, or any Exhibit hereto, or any other agreement contemplated hereby, shall not be deemed a waiver of any right or remedy that City, EDC or Developer may have, and shall not be deemed a waiver of a subsequent default or nonperformance of such term, covenant, condition or provision.
     14.3 Applicable Law and Construction
     (a) The laws of the State shall govern the validity, performance and enforcement of this Agreement. This Agreement has been negotiated by City, EDC and Developer, and the Agreement, including the Exhibits, shall not be deemed to have been negotiated and prepared by City, EDC or Developer, but by each of them.
     14.4 Submission to Jurisdiction
     (a) Each party to this Agreement hereby submits to the jurisdiction of the Wayne County Circuit Court, the appellate courts of the State and to the jurisdiction of the United States District Court for the Eastern District of the State, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, and hereby agrees not to assert by way of a motion as a defense or otherwise that such action is brought in an inconvenient forum or that the venue of such action is improper or that the subject matter thereof may not be enforced in or by such courts.

     (b) If at any time during the term of this Agreement, Developer is not a resident of the State or has no officer, director, employee, or agent thereof available for service of process as a resident of the State, or if any permitted assignee thereof shall be a foreign corporation, partnership or other entity or shall have no officer, director, employee, or agent available for service of process in the State, Developer or its assignee hereby designates the Secretary of State of the State, as its agent for the service of process in any court action between it and City and/or EDC or arising out of or relating to this Agreement and such service shall be made as provided by the laws of the State for service upon a non-resident; provided, however, that at the time of service on the Secretary of State, copy of such service shall be delivered to Developer in the manner provided in Section 14.1.
     14.5 Complete Agreement
     This Agreement, and all the documents and agreements described or referred to herein, including the Exhibits hereto, constitute the full and complete agreement between the parties hereto with respect to the subject matter hereof, and supersedes and controls in its entirety over any and all prior agreements (including the Amended Agreement), understandings, representations and statements whether written or oral by each of the parties hereto.
     14.6 Holidays
     It is hereby agreed and declared that whenever a notice or performance under the terms f this Agreement is to be made or given on a day other than a Business Day, it shall be postponed to the next following Business Day.
     14.7 Exhibits
     Each Exhibit referred to and attached to this Agreement is an essential part of this Agreement.
     14.8 No Brokers
     City, EDC and Developer hereby represent, agree and acknowledge that no real estate broker or other person is entitled to claim or to be paid a commission as a result of the execution and delivery of this Agreement.
     14.9 No Joint Venture
     City and EDC on the one hand and Developer on the other, agree that nothing contained in this Agreement or any other documents executed in connection herewith is intended or shall be construed to establish City and/or EDC and Developer as joint venturers or partners.

     14.10 Governmental Authorities
     Notwithstanding any other provisions of this Agreement, but subject to Section 2.5(b), any required permitting, licensing or other regulatory approvals by any Governmental Authorities shall be subject to and undertaken in accordance with the established procedures and requirements of such authority, as may be applicable, with respect to similar projects and in no event shall the Governmental Authority by virtue of any provision of this Agreement be obligated to take any actions concerning regulatory approvals except through its established processes.
     14.11 Technical Amendments
     In the event that there are minor inaccuracies contained herein or any Exhibit attached hereto or any other agreement contemplated hereby, or the parties agree that changes are required due to unforeseen events or circumstances, or technical matters arising during the term of this Agreement, which changes do not alter the substance of this Agreement, the respective officers of City and EDC, and the officers of Developer, are authorized to approve such changes, and are authorized to execute any required instruments, to make and incorporate such amendment or change to this Agreement or any Exhibit attached hereto or any other agreement contemplated hereby.
     14.12 Unlawful Provisions Deemed Stricken
     If this Agreement contains any unlawful provisions not an essential part of this Agreement and which shall not appear to have a controlling or material inducement to the making thereof, such provisions shall be deemed of no effect and shall be deemed stricken from this Agreement without affecting the binding force of the remainder. In the event any provision of this Agreement is capable of more than one interpretation, one which would render the provision invalid and one which would render the provision valid, the provision shall be interpreted so as to render it valid.
     14.13 No Liability for Approvals and Inspections
     Except as may be otherwise expressly provided herein, no approval to be made by the City under this Agreement or any inspection of the Work by City under this Agreement, shall render City liable for failure to discover any defects or non-conformance with this Agreement, or a violation of or noncompliance with any federal, state or local statute, regulation, ordinance or code.
     14.14 Time of the Essence
     All times, wherever specified herein for the performance by Developer of its obligations hereunder, are of the essence of this Agreement.

     14.15 Captions
     The captions of this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.
     14.16 Arbitration
     (a) Matters Subject to Arbitration. In case of a dispute between Developer, on the one hand, and City on the other, with respect to any disagreement under this Agreement other than a disagreement with respect to any of the following items, the parties shall in good faith attempt to resolve such dispute through informal negotiations (“Negotiations”). In the event the parties reach a resolution during Negotiations such resolution shall be set forth in a writing signed by all parties and may be enforced in any court of competent jurisdiction as if it were an arbitration award, pursuant to Section 14.16(j). In the event either party determines in its sole discretion that a resolution cannot be reached during the Negotiations, such party may deliver to the other party written notice to terminate the Negotiations and to refer the disagreement to binding arbitration consistent with the procedures set forth below. The decision of the arbitrator or arbitrators shall be final and binding upon the parties, and a judgment may be rendered thereon in any court of competent jurisdiction. The matters not subject to arbitration hereunder are as follows:
(1)	Any dispute arising under Section 3.5; or
(2)	Any dispute asserted by City which could give rise to an Event of Default to which a Mandatory Sale is a remedy available to City.
     (b) Commencement. The Negotiations shall be initiated by the claiming party serving written notice upon the other party requesting commencement of informal negotiations. If either party determines that Negotiations should be terminated and arbitration shall be commenced, said party shall initiate arbitration proceedings by serving written notice upon the other party requesting that the dispute be resolved by arbitration. All notices sent pursuant to this Section 14.16, shall set forth a statement of claim from the claiming party indicating with specificity the nature and extent of the matter in dispute, together with the relief requested.
     (c) Situs of hearing. Any Negotiations and/or hearings held pursuant to this Section 14.16 shall be conducted in Detroit, Michigan, or at such other place as may be selected by mutual written agreement of the parties.
     (d) Selection of Arbitrator.
(1)	Within fifteen (15) days of being served with the statement of claim, the parties to the arbitration shall appear by counsel and meet to attempt to agree on a single arbitrator to decide the subject claim. If the parties to the arbitration cannot agree on a single arbitrator within fifteen (15) days after the appearance of counsel, then each party shall select an arbitrator, and the two (2) arbitrators so selected shall together select a third (3rd) arbitrator within fifteen (15) days. The three (3) arbitrators so selected shall thereafter decide the matter in dispute.
(2)	In order to expedite any arbitration regarding construction matters, the parties shall, within ninety (90) days of the Closing Date, select an arbitrator or if the parties cannot agree on a single arbitrator within such ninety (90) days, then each party shall select an arbitrator, and the two (2) arbitrators so selected shall select a third (3rd) arbitrator within thirty (30) days, which arbitrator or panel shall be available to hear any dispute concerning construction matters arising under this Agreement during the period of construction of the Casino Complex. With respect to any dispute concerning construction matters, the arbitrator or arbitrators selected shall be knowledgeable in construction disputes involving major projects.
(3)	With respect to any dispute concerning gaming matters, the arbitrator or arbitrators selected shall be knowledgeable in casino gaming matters and selected in the same manner as set forth in Section 14.16(d)(1).
(4)	If the parties are unable to agree on a single arbitrator, and thereafter if either party fails to select an arbitrator within fifteen (15) days, then the arbitrator or arbitrators shall be chosen, on the application of any party, by any court of competent jurisdiction.
     (e) Rules and Procedures. The statement of claim and all subsequent proceedings in the arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time, but the arbitration itself shall not be administered by or proceed before the American Arbitration Association. Any subject claim that a party has breached this Agreement by failing to pay any money when due and payable or has failed to perform a duty or obligation hereunder, which is presented in accordance herewith, shall proceed expeditiously and, to the extent applicable, the Commercial Arbitration Rule’s Expedited Procedures (other than as to appointment of the arbitrator) shall apply.
     (f) Modification of Rules and Procedures. The parties to any arbitration subject to this Agreement may on an ad hoc basis stipulate in writing to modify the rules and procedures set forth herein that will govern the particular arbitration to which they are the parties; provided, however, that no such stipulation and modification shall govern, or have any precedential value whatsoever for, any other or subsequent arbitration or shall affect in any way the construction or interpretation of this Agreement.
     (g) Scope of Authority. Except as otherwise provided in this Agreement, including the provisions set forth in Section 6, the Arbitrator or Arbitrators shall have the authority to award any and all legal and equitable remedies that a court of this state could order or grant, including specific performance of any obligation created under the Agreement, the issuance of an injunction or the imposition of sanctions for abuse or frustration of the arbitration process.
     (h) Interim Relief. Either party may, without inconsistency with this Agreement, seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights or property of that party and to preserve the status quo, pending the establishment of the arbitration tribunal. If a party is successful in achieving such interim or provisional relief, the arbitration tribunal, once established, is authorized to: (x) continue such relief pending the arbitration tribunal’s determination of the merits of the controversy; (y) modify such relief as deemed equitable by the Arbitrator(s) pending the arbitration tribunal’s determination of the merits of the controversy; or (z) immediately terminate such relief and proceed with a resolution of merits of the controversy.
     (i) Costs of Arbitration. The costs of the arbitrator shall be split equally by the parties to an arbitration, but the arbitrator shall provide in the award that if City is the prevailing party, the City shall recover its share of such costs as well as its reasonable attorneys’ fees and other costs from Developer. If Developer is the prevailing party, Developer shall have no obligation to pay the attorney’s fees and costs of City and Developer shall recover its share of costs and reasonable attorney’s fees if and only if the arbitrator finds that the claims of the City are frivolous and that City are subject to sanctions therefor.
     (j) Enforcement. If either party refuses to participate in arbitration of any dispute subject to arbitration under the terms of this Agreement, a party may seek to compel arbitration in accordance herewith in any court of competent jurisdiction. If any party fails to comply with a final award or order of arbitration, a party may seek an order from any court of competent jurisdiction confirming, vacating or modifying any such final arbitration award or order obtained in accordance with this Agreement and enforcing any judgment upon such confirmed or modified award.
     (k) Parties Subject to Arbitration. This Section 14.16 is applicable to disputes arising between Developer and the City, regarding disputes, claims, questions, or disagreements arising out of or relating to each parties’ rights, duties and/or obligations established pursuant to this Agreement. Section 14.16 shall in no way limit the right of the City or its agencies, authorities and/or instrumentalities or Developer to institute proceedings in any court of competent jurisdiction from disputes, claims, questions, or disagreements arising between Developer and the City or its agencies, authorities and/or instrumentalities while the City or its agencies, authorities and/or instrumentalities are acting pursuant to their normal City functions such as, without limitation, disputes arising from the permitting and/or inspection processes.
     (l) Confidentiality. Subject to applicable law, the parties and the arbitrator(s) agree to maintain the substance of any proceedings hereunder in confidence.
     14.17 Sunset Provision
     (a) The obligations imposed on Developer by and under Section 3.2 shall lapse and be of no further force and effect after April 9, 2008.
     (b) The obligations imposed on Developer by and under Section 3.13 shall lapse and be of no further force or effect after April 9, 2033.
     (c) The obligations imposed on Developer by and under Section 3.3 shall lapse and be of no further force or effect ten (10) years after the Closing.

     14.18 Compliance
     Any provision that permits or requires a party to take action shall be deemed to permit or require, as the case may be, the party to cause the action to be taken.
     14.19 Table of Contents
     The table of contents is for the purpose of convenience only and is not to be deemed or construed in any way as part of this Agreement or as supplemental thereto or amendatory thereof.
     14.20 Number and Gender
     All terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any gender as the context may require.
     14.21 Third Party Beneficiary
     There shall be no third party beneficiaries with respect to this Agreement.
     14.22 Cost of Investigation
     If as a result of the Agreement, City or any of their directors or officers, the Mayor, or any City Council members, or any employee, agent, or representative of City is required to be licensed or approved by the Board, one-third (1/3) of all reasonable costs of such licensing, approval or investigation shall be paid by Developer within five (5) Business Days following receipt of a written request from City.
     14.23 Attorneys’ Fees
     Developer shall pay all of City’s and EDC’s costs, charges and expenses, including court costs and attorneys’ fees, incurred in enforcing Developer’s obligations under this Agreement or incurred by City or EDC in any action brought by Developer in which City or EDC is the prevailing party. If Developer is the prevailing party, Developer shall have no obligation to pay the attorneys’ fees and costs of City and/or EDC and Developer shall recover its share of costs and reasonable attorneys’ fees if and only if the court finds that the claims of the City and/or EDC are frivolous and that City and/or EDC are subject to sanctions.
     14.24 Further Assurances
     City and Developer will cooperate and work together in good faith to the extent reasonably necessary and commercially reasonable to accomplish the mutual intent of the parties that the Casino Complex be successfully completed as expeditiously as is reasonably possible.

     14.25 Estoppel Certificates
     City and EDC shall, at any time and from time to time, upon not less than fifteen (15) Business Days prior written notice from any lender of Developer, execute and deliver to any lender of Developer an estoppel certificate in the form attached hereto as Exhibit 14.25.
     14.26 Consent For Certain Amendments
     The City agrees that it will not amend or revise a development agreement of any other Detroit Casino Developer without first obtaining the consent of Developer and all other Detroit Casino Developers if such amendment has the effect of:
     (a) permitting a Casino Complex to locate in violation of Section 1.3(a) as currently drafted;
     (b) permitting a Casino Complex to have more than 100,000 square feet of gaming space;
     (c) amending the Radius Restriction;
     (d) amending the provisions regarding transfer of the Development Agreement or direct or indirect interests described in Section 8;
     (e) altering the manner in which Development Process Costs are paid among Developer and the other Detroit Casino Developers; and
     (f) eliminating or materially modifying restrictions on matters having a material impact on the operations of Developer’s Casino Complex.
     The City and EDC will furnish Developer with a copy of each development agreement with another Detroit Casino Developer and with any amendment thereof.
     14.27 Counterparts
     This Agreement may be executed in counterparts, each of which shall be deemed to be an original document and together shall constitute one instrument.
15. Definitions
     (a) The terms defined in this Section 15 shall have the meanings indicated for purposes of this Agreement. Definitions which are expressed by reference to the singular or plural number of a term shall also apply to the other number of that term. Capitalized terms which are used primarily in a single Section of this Agreement are defined in that Section.
     (b) “Additional Hotel Rooms” mean the difference between an eight hundred (800) room hotel Component and the number of hotel rooms constructed at the Casino Complex by December 31, 2005.

     (c) “Act” means the Michigan Gaming Control and Revenue Act, being Sections 432.101 et. seq. of the Michigan Compiled Laws, as amended from time to time, together with all rules and regulations issued in connection therewith or promulgated thereunder.
     “Adjusted Gross Receipts” shall have the same meaning as given to such term in the Act.
     (d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, another Person. For purposes of clarification, Affiliates of Developer include, without limitation, Monroe Partners, L.L.C., a Michigan limited liability company, and Kewadin Greektown Casino, L.L.C., a Michigan limited liability corporation.
     (e) “Agreement” means this Revised Development Agreement.
     (f) “Amended Agreement” means the Amended and Restated Development Agreement dated April 9, 1998, as amended by the First Amendment dated June 25, 1998, the Second Amendment dated December, 1999, the Third Amendment dated November 30, 2000, the Fourth Amendment dated November 30, 2001, the Fifth Amendment dated March ___, 2002, the Sixth Amendment dated April ___ 2002, the Seventh Amendment dated June 12, 2002 and the Eighth Amendment dated July 31, 2002, among the City, the EDC and Developer.
     (g) “Board” means the Michigan Gaming Control Board, or its successors.
     (h) “Boundaries” means that area within the City which is bounded on the south by Jefferson Avenue, on the east by Interstate 375, on the north by a line running from Interstate 375 along Interstate 75, Grand River Avenue and Sycamore Street to Trumbull Avenue, and on the west by Trumbull Avenue as extended to Jefferson Avenue.
     (i) “Business Day” means all weekdays except Saturday and Sunday and those that are official legal holiday of the City, State or the United States government. Unless specifically stated as “Business Days,” a reference to “days” means calendar days.
     (j) “Casino” means any premises wherein gaming is conducted by Developer pursuant to this Agreement, and for purposes of Section 12, any premises wherein gaming has been conducted by Developer pursuant to this Agreement or the Amended Agreement, and includes all buildings, improvements, equipment, and facilities used or maintained in connection with such gaming.
     (k) “Casino Complex” means the Casino and all buildings, restaurants, hotel structures, recreational or entertainment facilities, restaurants or other dining facilities, bars and lounges, retail stores and other amenities that are connected with, or operated in such an integral manner as to form a part of the same operation whether on the same tract of land or otherwise.
     (l) “Casino Component Manager/Operator” means the Person(s) engaged, hired and/or retained by Developer to manage and/or operate one or more Components under a Casino Component Management Agreement.

     (m) “Casino Component Management Agreement” means any management agreement between Developer and a Casino Component Manager/Operator pertaining to the management and/or operation of one or more Components.
     (n) “Casino Gaming Operations” means any gaming operations permitted under the Act and offered or conducted at the Casino Complex.
     (o) “Casino License” means the license issued by the Board to operate the Casino and engage in Casino Gaming Operations.
     (p) “Casino Manager” means the Person engaged, hired or retained by Developer to manage and/or operate the Casino and the Casino Gaming Operations.
     (q) “City” means the City of Detroit, a Michigan municipal corporation.
     (r) “City Council” means the City Council of the City.
     (s) “Closing Certificate” means the certificate to be delivered by Developer in the form as attached hereto as Exhibit 15(S).
     (t) “Closing” means the date on which all of the conditions set forth in Section 1.4 are satisfied and/or waived.
     (u) “Completion,” or “Completed” means for the Casino Complex, the completion of the Work, as evidenced by the issuance of a temporary certificate of occupancy by the appropriate Governmental Authority the parking structure, gaming area, hotel rooms, retail floor space and restaurant floor space (and/or in the case of the retail and restaurant floor spaces, the completion of such spaces as shells and their availability for leasing).
     (v) “Completion Date” means the date on which Completion occurs but, in any event, shall not be later than December 31, 2005.
     (w) “Component” means, with respect to the Casino Complex, any of the following: the hotel; Casino; restaurants; meeting and assembly space; ballroom; theater; retail space; entertainment and recreational facilities; parking; private bus; limousine and taxi parking and staging areas; the other facilities described on Section G of Exhibit A; and such other facilities that may be added as Components by amendment to this Agreement.
     (x) “Condemnation” means a taking of all or any part of the Casino Complex by eminent domain, condemnation, compulsory acquisition or similar proceeding by a competent authority for a public or quasi-public use or purpose.
     (y) “Control(s)” or “Controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, as such terms are used by and interpreted under federal securities laws, rules and regulations.

     (z) “Conveyance Agreement” means the Conveyance Agreement dated April 28, 1999 among the City, the EDC and Developer.
     (aa) “County” means Wayne County, Michigan.
     (bb) “Default Rate” means a rate of interest at all times equal to the greater of (i) the rate of interest announced from time to time by Comerica Bank, or its successors (“Comerica”), at its City office, as its prime, reference or corporate base rate of interest, or if Comerica is no longer in business in the City or no longer publishes a prime, reference or corporate base rate of interest, then the prime, reference or corporate base rate of interest announced from time to time by such local bank having from time to time the largest capital surplus, plus four percent (4%) per annum or (ii) twelve percent (12%) per annum, provided, however, the Default Rate shall not exceed the maximum rate allowed by applicable law.
     (cc) “Design Documents” means, collectively, as applicable, all engineering, architectural and construction documents for the design and construction of the Casino Complex.
     (dd) “Detroit Based Business” is defined in Chapter 18 of the 1984 Detroit City Code.
     (ee) “Detroit Casino Complex” means any of the three casino complexes operated at any time by any of the Detroit Casino Developers.
     (ff) “Detroit Casino Developers” means any of Developer, Detroit Entertainment, L.L.C., a Michigan limited liability company, and MGM Grand Detroit, L.L.C., a Delaware limited liability company, and their successors in interest.
     (gg) “Detroit Resident Business” means any business with at least four employees which employs at least fifty-one percent (51%) Detroit residents. An individual employee will be considered a Detroit resident once the business has presented proof of such individual’s payment of the City of Detroit Income Tax in the previous taxable year, or proof that the individual is now subject to payment of Detroit Income Tax due to his/her residence in the City of Detroit.
     (hh) “Developer” means Greektown Casino, L.L.C., a Michigan limited liability company, or its successors or assigns as permitted hereunder.
     (ii) “Development Process Costs” means, to the extent not otherwise payable by Developer hereunder, the aggregate amount of any and all costs and expenses in good faith paid, or incurred by, City and/or EDC to third parties in connection with the Detroit Casino Complexes, beginning with the planning and preparation of the RFP/Q; provided, that Development Process Costs do not include (i) Infrastructure Improvement costs or Feehold Compensation, as such terms are defined in the Amended Agreement, or (ii) any costs relating to the Riverfront Site, the condemnation, acquisition or optioning of the Riverfront Site by the City and the EDC, the relocation of businesses located therein, or any other matter related to or arising out of the foregoing, including those matters set forth in Section 3.15(d), or (iii) salaries, overhead and other costs of the City and the EDC related to municipal or EDC employees, or (iv) the cost of the City’s governmental functions.

     (jj) “direct or indirect interest” means an interest in an entity held directly or an interest held indirectly through interests in one or more intermediary entities connected through a chain of ownership to the entity in question, taking into account the dilutive effect of the interests of others in such intermediary entities.
     (kk) “EDC” means The Economic Development Corporation of the City of Detroit, a Michigan public body corporate.
     (ll) “Environmental Laws” means all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, including the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. Section 2601 et seq.; the Federal Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq.; the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and the Michigan Natural Resources and Environmental Protection Act (“NREPA”), MCL 324.3101-.21551, with implementing regulations and to the extent legally enforceable, guidelines. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations, rules and ordinances insofar as they purport to regulate human health, the environment or Hazardous Materials.
     (mm) “Equal Opportunity Employment Plan” means a voluntary plan for the employment of women and Minorities in the Casino Complex and in the construction of the Casino Complex.
     (nn) “Event of Default” shall have the meaning ascribed to it in Section 6.1.
     (oo) “Financial Statements” means a balance sheet and related statements of income and cash flows of Developer.
     (pp) “Financing” means the act, process or an instance of obtaining funds for the Casino Complex, whether secured or unsecured, including but not limited to (i) issuing securities; (ii) drawing upon any existing or new credit facility; or (iii) contributions to capital by any Person.
     (qq) “Finance Affiliate” means any Affiliate created to effectuate all or any portion of a Financing.

     (rr) “Final Completion” means for the Casino Complex, the completion of the Work, as evidenced by the fact that Developer is entitled to a temporary certificate of occupancy by the appropriate Governmental Authority for all Components to which a certificate of occupancy would apply (other than retail and restaurant space completed as shells and available for leasing).
     (ss) “Final Completion Date” means June 30, 2006.
     (tt) “Finish Work” refers to the finishes which create the internal and external appearance of the Casino Complex.
     (uu) “First Class Casino Complex Standards” means the standards of quality established and maintained on the date hereof at Monte Carlo Resort and Casino, Las Vegas, Nevada, taken as a whole.
     (vv) “First Mortgage" means the first priority Mortgage.
     (ww) “First Mortgagee" means the holder of the First Mortgage.
     (xx) “Fiscal Year” means the fiscal year that ends on the last day of the fiscal year of Developer. The first Fiscal Year shall be the period commencing on the Effective Date and ending on the last day of the fiscal year of Developer in which the Effective Date occurs. The term “Full Fiscal Year” means any Fiscal Year containing not fewer than three hundred sixty-five (365) days. The partial Fiscal Year commencing after the end of the last Full Fiscal Year and ending with the termination of this Agreement shall constitute a separate Fiscal Year.
     (yy) “Force Majeure” shall have the meaning ascribed to such term in Section 13.1.
     (zz) “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession for use in the United States, which are applicable to the circumstances as of the date of determination.
     (aaa) “Gaming Area” means the space on which Casino Gaming Operations occur.
     (bbb) “Gaming Authorities” means all agencies, authorities and instrumentalities of the City, State, or the United States, or any subdivision thereof, having jurisdiction over the gaming or related activities at the Casino, including the Board, or their respective successors.
     (ccc) “Governmental Authority” or “Governmental Authorities” means any federal, state, county or municipal governmental authority, including all executive, legislative, judicial and administrative departments and bodies thereof (including any Gaming Authority) having jurisdiction over Developer and/or the Casino Complex.
     (ddd) “Governmental Requirements” means all laws, ordinances, statutes, executive orders, rules, zoning requirements and agreements of any Governmental Authority that are applicable to the acquisition, remediation, renovation, demolition, development, construction and operation of the Casino Complex including all required permits, approvals and any rules, guidelines or restrictions enacted or imposed by Governmental Authorities, but only to the extent that such laws, ordinances, statutes, executive orders, zoning requirements, agreements, permits, approvals, rules, guidelines and restrictions are valid and binding on Developer and Developer would be required to comply with the same without regard to this Agreement.
     (eee) “Greektown Casino” means the Casino currently owned and operated by Greektown Casino, L.L.C. and located at 555 E. Lafayette, Detroit, Michigan 48226.
     (fff) “Hazardous Materials” means the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product, or constituent regulated under CERCLA; the Michigan Natural Resources and Environmental Protection Act, MCL 324.101-.21551; oil and petroleum products, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos-containing materials, polychlorinated biphenyls and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. §1910.1200 et seq.; solid wastes whether or not hazardous within the meaning of RCRA; and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law.
     (ggg) “including” and any variant or other form of such term means including but not limited to.
     (hhh) “Indemnity Agreement” means that certain indemnity agreement by and among the City, the Developer and the other Detroit Casino Developers in the form previously agreed to by such parties.
     (iii) “Initial Hotel Component” is defined in Section 2.2(c).
     (jjj) “JEPAB” Funding Obligation” shall mean the obligation of the City to fund the Two Million Dollars ($2,000,000) for the JEPAB pursuant to Section 3.5(k).
     (kkk) “Loan Default” means an event of default or default or event or condition which, with respect to Developer or its Finance Affiliate without further notice or passage of time, would entitle a mortgagee to exercise the right to foreclose upon, acquire, possess or obtain the appointment of a receiver or other similar trustee or officer over all or a part of Developer’s interest in the Casino Complex.
     (lll) “Local Partner(s)” means any Person who directly or indirectly through an entity or series of entities owns an interest in Monroe Partners, L.L.C.
     (mmm) “Major Condemnation” means a Condemnation either (i) of the entire Casino Complex, or (ii) of a portion of the Casino Complex if, as a result of the Condemnation, it would be imprudent or unreasonable to continue to operate the Casino Complex even after making all reasonable repairs and restorations.

     (nnn) “Manage” means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.
     (ooo) “Mandatory Sale" shall have the meaning ascribed to it in Section 6.2(d).
     (ppp) “Mayor" means the duly elected Mayor of the City.
     (qqq) “Memorandum of Agreement” shall mean a memorandum of this Agreement in recordable form and otherwise satisfactory in form and substance to City, EDC and Developer in the exercise of reasonable judgment.
     (rrr) “Minor Condemnation” means a Condemnation that is not a Major Condemnation.
     (sss) “Minority Business Development Fund” shall mean a Forty Million Dollar ($40,000,000) fund established by the City from payments made by the Detroit Casino Developers under their respective development agreements, aggregating Thirty Million Dollars ($30,000,000), and an additional Ten Million Dollars ($10,000,000) from other funds received by the City from the Developers under their respective development agreements, to be used for Minority business development purposes and to satisfy the JEPAB Funding Obligation.
     (ttt) “Minority” means that term as defined in Section 18-5-31 of Chapter 18 of the 1984 Detroit City Code.
     (uuu) “Mortgage” means a mortgage on all or any part of Developer’s interest in the Casino Complex.
     (vvv) “Mortgagee” means the holder from time to time of a mortgage on all or any part of Developer’s interest in the Casino Complex.
     (www) “Permitted Affiliate Payments” means (i) payments which represent compensation for goods and services purchased or acquired from an Affiliate in the ordinary course of business; (ii) distributions required under Developer’s operating agreement to satisfy tax payments; (iii) payments of interest or principal to any Affiliate of Developer, with respect to money borrowed from such Affiliate provided no acceleration of such payments shall be a Permitted Affiliate Payment unless as and to the extent loans to such Affiliate from third parties have been accelerated; (iv) payments to any Casino Manager which are used by such Casino Manager to pay compensation and benefits to its employees; (v) distributions to Developer’s members in an amount equal to, and to be used solely for the purpose of paying, principal and interest on money borrowed to make capital contributions to Developer.
     (xxx) “Permits” means all licenses, permits, approvals, consents and authorizations that Developer is required to obtain from any Governmental Authority to perform and carry out its obligations under this Agreement including permits and licenses necessary to demolish, build, open, operate and occupy the Casino Complex.

     (yyy) “Person” means an individual, a corporation, partnership, limited liability company, association or other entity, a trust, an unincorporated organization, or a governmental unit, subdivision, agency or instrumentality.
     (zzz) “Proceeds” means the compensation paid by the condemning authority to the City and/or Developer in connection with a Condemnation, whether recovered through litigation or otherwise, but excluding any compensation paid in connection with a temporary taking.
     (aaaa) “Properly Zoned” means SD-5 zoning has been approved by City Council.
     (bbbb) “Publicly Traded Corporation” shall have the same meaning as defined in the Act, except that the Kewadin Casinos Gaming Authority and any other corporation wholly owned by the Sault Ste. Marie Tribe of Chippewa Indians shall be considered a Publicly Traded Corporation..
     (cccc) “Qualified Casino Complex Site” means any site upon which Developer may construct and operate a Casino Complex, provided that the site is:
(1)	located either within the Boundaries or in another location approved in writing by the City and the other two Detroit Casino Developers;

(2)	Properly Zoned;

(3)	Located such that, absent the written consent of the City and the other two Casino Developers (i) each property line of Developer’s Casino Complex is at least one-third mile from the property lines of the Casino Complexes of the other two Detroit Casino Developers, and (ii) there is no sharing with any other Detroit Casino developer of any Casino Complex facilities. If two (2) prospective sites have property lines which are within one-third (1/3) mile of each other, the first site to be acquired shall be a permitted site for the Casino Complex to the exclusion of the other.

(4)	(In other words, Developer may locate or relocate its Casino Complex outside of the Boundaries or share facilities with the casino complex of another Detroit Casino Developer or locate within one-third mile of another Detroit Casino Developer’s casino complex with the prior written consent of the City and the other two Detroit Casino Developers.)
     (dddd) “Radius” means the geographic area encompassed by a circle having a radius of one hundred fifty (150) miles and the intersection of Woodward and State Fair as its center.
     (eeee) “Railroad Property” means all real property owned by Jefferson Holdings, L.L.C., a Michigan limited liability company, which was acquired from Riverfront Holdings, Inc. and Grand Trunk Western Railroad Incorporated.
     (ffff) “Restricted Party” has the meaning set forth in Section 3.3 (Radius Restriction).

     (gggg) “RFP/Q” means the Phase I and Phase II Request for Proposals and Qualifications issued by the City in connection with the land-based casino development project for the City.
     (hhhh) “Riverfront Bonds” means (i) those bonds issued by the City in the principal amount of $49,927,978.09 for the purpose of funding the acquisition of the Riverfront Site and development and infrastructure costs, for which bonds Developer provided credit enhancement in the form of a letter of credit, and (ii) any bonds the proceeds of which are used to retire Riverfront Bonds.
     (iiii) “Riverfront Bond Fund” means the net proceeds of the Riverfront Bonds, plus all interest earned on such proceeds, minus the cost of issuance and all disbursements.
     (jjjj) “Riverfront Site” means the Waterfront Reclamation and Casino Development Project Area.
     (kkkk) “SD-5 zoning” means the current SD-5 zoning modified appropriately to take into account each Detroit Casino Developer’s separate gaming site to be located within the Boundaries or in another location approved in writing by the City and the other two Detroit Casino Developers.
     (llll) “Small Business Concern” is defined in Section 18-5-1 of the 1984 Detroit City Code.
     (mmmm) “State” means the State of Michigan.
     (nnnn) “Transfer” means (i) any sale (including agreements to sell on an installment basis), assignment, transfer, pledge, alienation, hypothecation, merger, consolidation, reorganization, liquidation, or any other disposition by operation of law or otherwise, and (ii) the creation or issuance of new or additional interests in the ownership of any entity.
     (oooo) “Termination Date” means the date that this Agreement is terminated as provided in this Agreement.
     (pppp) “Work” means site preparation work and/or construction of the improvements in accordance with the construction documents for the Casino Complex and includes labor, materials and equipment to be furnished by a contractor or subcontractor.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have set their hands and had their seals affixed on the dates set forth after their respective signatures.

CITY OF DETROIT, a municipal corporation

By:	/s/ Illegible

Its:

THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT, a Michigan public body corporate

By:	/s/ Illegible

	Its:	Authorized Agent

By:	/s/ Illegible

	Its:	Authorized Agent

GREEKTOWN CASINO, L.L.C., a Michigan limited liability company

By:	/s/ Illegible

	Its:	Manager

By:	/s/ Illegible

	Its:	Manager

TABLE OF CONTENTS

EXHIBIT A
TO
SECOND AMENDED AND RESTATED DEVELOPMENT AGREEMENT
AMONG
CITY OF DETROIT
THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT
AND
GREEKTOWN CASINO, L.L.C.

EXHIBIT A
SECOND AMENDED AND RESTATED DEVELOPMENT AGREEMENT
AMONG
CITY OF DETROIT
THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT
AND
GREEKTOWN CASINO, L.L.C.
This Exhibit A forms a part of the Development Agreement referenced above. Terms which are not otherwise defined in this Exhibit A have the same meaning as in balance of the Development Agreement.
Section A. Organizational Structure of Developer and Affiliates
Developer
The Developer is a Michigan limited liability company. It is owned 50% by Kewadin Greektown Casino, L.L.C. (“Kewadin Greektown”) and 50% by Monroe Partners, L.L.C. (“Monroe Partners”). It is governed by a Management Board consisting of three members, two of whom are designated by Kewadin Greektown and the other of which is designated by Monroe Partners.
The current members of the Developer’s Management Board are Bernard Bouschor (Chairman), Aaron Payment and Marvin W. Beatty. Mr. Bouschor is also Chief Executive Officer (CEO) of the Developer.
Ownership
Kewadin Greektown is a Michigan limited liability company, which is wholly owned by the Kewadin Casinos Gaming Authority (the “Gaming Authority”), which in turn is a wholly-owned tribal instrumentality of the Sault Ste. Marie Tribe of Chippewa Indians (the “Sault Tribe”), a federally-recognized Indian Tribe.
Monroe Partners is a Michigan limited liability company which is owned as described in the following chart. The second column in the chart sets forth the current ownership of Monroe. Monroe holds treasury interests which are subject to purchase options held by existing members. In addition, Monroe intends to issue an additional 20% interest, of which 10% will be made available to its existing members (except Kewadin Greektown) and the remaining 10% will be made available to Detroit area residents. The third column sets forth the anticipated ownership percentages assuming exercise of the treasury interests options and the issuance of the additional 20%.
Monroe Partners Ownership

	Current
	Membership	Pro Forma
Member	Interests	Membership Interests
Kewadin Greektown	80.000%	60.000%
Monroe Partners	10.000%	-0-
(Treasury Interests subject to options)
Detroit Area Residents	-0-	10.000%
Arthur B. Blackwell	5.750%	20.4375%
Christopher T. Jackson	1.500%	3.750%
Marvin W. Beatty	0.500%	2.250%
Robert Smith	0.500%	0.9375%
Anthony F. Harris	0.0625%	0.9275%
Intervale Medical Group Target	0.375%	0.5625%
Benefit Plan FBO Anthony F. Harris
Jamal Harris	0.0625%	0.9375%
David Akins	0.250%	0.375%
Hills Howard	0.250%	0.375%

	Current
	Membership	Pro Forma
Member	Interests	Membership Interests
Victoria S. and John L. Loomis (JTWROS)	0.250%	0.375%
J.C. Douglas	0.250%	0.375%
George Evans	0.250%	0.375%
Currently, all members other than Kewadin Greektown are Detroit area residents.

The pro forma organizational structure may be diagrammed as follows, assuming exercise of options and issuance of interests as described above:
The Developer is currently owned 90% by the Sault Tribe and 10% by Detroit area residents (assuming the treasury interest options are exercised). On a pro forma basis, the Developer is expected to be ultimately owned 80% by the Sault Tribe and 20% by Detroit Area residents. Background of Managers and Owners Management Board
Bernard Bouschor, Chairman and CEO of Developer, is the Chairperson of the Sault Tribe, the largest and most progressive Native American tribe east of the Mississippi. He serves as the Sault Tribe’s Chief Executive Officer overseeing all administrative functions including the 29,000 member tribe’s extensive governmental and social service operations. In his role as the Sault Tribe’s Chief Operations Officer, he directs all economic development and enterprise activities including the Sault Tribe’s five Vegas Kewadin gaming operations which are owned and have been managed exclusively by the Tribe since 1985. Mr. Bouschor is also Chairperson of the Kewadin Casinos Gaming Authority.
Mr. Bouschor was hired as Executive Director for the Sault Tribe in 1976, shortly after earning his B.S. degree in Business Administration in 1975. In 1976, he was first elected to his Tribal Board of Directors and was made Vice Chairperson in 1984. In 1987, when the then Tribal Chairperson died in office, Bouschor was appointed to complete the unexpired term. Mr. Bouschor was then elected to his first four year term as Chairperson in 1988 and has been re-elected in 1992, 1996 and 2000.
The architect of the Sault Tribe’s economy, Mr. Bouschor has led the tribal employment base to a current level of 2,700 employees, including doctors, lawyers, teachers, law enforcement officers and counselors, as well as numerous gaming and enterprise employees including gaming managers, retail business managers, sales personnel, and accountants. As Chairperson, Mr. Bouschor has served as the lead project manager to secure the Developer’s gaming license for Greektown Casino, the nation’s first state-regulated casino operated by a Native American tribe in a major metropolitan area.
In addition, Mr. Bouschor serves on the Tribe’s Economic Development Commission as Chair, he serves on the Gaming Commission, and he is the Vice-President of a State of Michigan Charter School Board.
Aaron Payment is Vice-Chairperson of the Sault Tribe. He was first elected to the Sault Tribe’s Board of Directors in 1996 and was re-elected in 2000 whereupon he was appointed as the Tribal Vice-Chairperson. In 2001, Mr. Payment became the Tribe’s Deputy Executive Director, supervising governmental and social services. Mr. Payment’s prior employment history includes working as a university instructor teaching public policy, policy analysis, research and statistics and U.S. American Indian policy. Mr. Payment holds a bachelors degree in sociology (1988) and a master’s degree in public administration (1991). He has completed a significant portion of his doctoral studies in political science/ public administration.
Mr. Payment has also served in a number of administrative support services capacities to retain ethic minorities students at Northern Michigan University, Lake Superior State University and Michigan State University.
Mr. Payment serves on the Tribe’s Economic Development Commission and Gaming Commission, and he is the President of a State of Michigan Charter School Board. Tribal legislative appointments and committees include: the local Community Action Board, Community Care Clinic Board, local Dialysis Board, Tribal Housing Board of Commissioners and the board of the Michigan Political Leadership Program.
Marvin W. Beatty served for more than 22 years with the City of Detroit Fire Department. On January 1, 1994, he retired from his position as Deputy Fire Commissioner. Thereafter, he was a marketing consultant for Enterprise Uniform for approximately one year as a marketing consultant. Mr. Beatty then became the Executive Director at the Wadsworth Community Center in Detroit, Michigan and still holds that position. He is also currently Chairman and CEO of Graphics Associates, a printing and graphic arts company, and President and COO of New Millennium Associates, a supplier and consultant to the graphic arts industry.
In early 1995, the Detroit City Council appointed Mr. Beatty to serve a three (3) year term as a member of the Board of Zoning Appeals for the City of Detroit. Mr. Beatty is a graduate of Osborne High School and holds a B.A. degree from California Coast University and has completed courses of study with the Wharton School and Schoolcraft College, as well as numerous employment-related courses while with the Detroit Fire Department.
Messrs. Bouschor and Payment are Native Americans. Mr. Beatty is an African American.
Owners
Kewadin Greektown and Monroe Partners are special purpose entities whose sole activity is holding their direct and indirect interests in the Developer, and activities incident thereto.
The Gaming Authority, in addition to owning its interest in Kewadin Greektown, owns and operates the Sault Tribe’s northern casinos. See Section B.
The Sault Tribe is a federally-recognized Indian tribe based in Sault Ste. Marie, Michigan. It was organized in 1975 and has approximately 29,000 members. It operates five casinos in northern Michigan as well as Greektown Casino, through the Gaming Authority. It also owns and operates six hotels, two property management companies and four retail stores.
Arthur B. Blackwell, II served as a member of the Wayne County Board of Commissioners for twelve (12) years. He served as that Board’s Chairman for approximately half of his tenure. Since leaving the Board in March, 1995, Mr. Blackwell has formed and acted as an officer of DeWay Development Company for the purpose of providing business training, development, marketing and consulting services. He has also worked for four (4) years for the City of Detroit Fire Department. As of the date of this Agreement, Mr. Blackwell serves as the Chairman of the Detroit Port Authority and as a member of the Detroit-Windsor Port Corporation, a Canadian for-profit corporation formed to advance the interests of the Detroit Port Authority and the Windsor Port Authority.
Christopher T. Jackson is a native Detroiter. He is a graduate of Detroit’s Cass Technical High School and Howard University in Washington, D.C. with a Bachelor of Arts in Political Science, History and Arabic Studies. Mr. Jackson returned to Detroit to pursue a career in public service. As the Chief of Staff for Detroit City Councilman Gil Hill from 1994 to 1996, Mr. Jackson’s major accomplishments included facilitating relations between the business community and the city and conducting research projects and significant voter registration efforts that resulted in his receipt of a Detroit City Council Spirit of Service Award.
Mr. Jackson’s public service also includes working for Michigan Congressman John Conyers, Jr. and former Detroit City Councilman John W. Peoples.
Now working in the private sector, Mr. Jackson currently is a member of Access Consulting L.L.C., a Detroit based government relations firm, Detroit ATM and Credit Card Processing, LLC, Riverside Building Services, LLC, Riverside Supply, LLC and Hawthorne Park Development Group, LLC.

Mr. Jackson attended the University of Detroit Mercy School of Law for two years and is very committed to community activism. Awards and special recognition include: Ebony Magazine’s “30 Young Leaders of the Future” in December 1997; Access America’s 21st Century Leadership Award in 1997; National Political Congress of Black Women’s “Man of the Year” award in 1996; Detroit City Council Testimonial Resolution and the City of Detroit Spirit of Detroit Award; co-chair MLK Ministers’ Dinner 2000; co-chair Nataki Taliba School House 21st Century Committee; co-chair Detroit Public Schools All-Star Band Rose Parade Campaign, 2001-2002.
Marvin W. Beatty‘s background is discussed above under “Management Board.”
Reverend Robert Smith, Jr. has been a Baptist minister for 44 years and a pastor for more than 31 years. He obtained his preacher’s license in 1965. After obtaining his license, he spent 14 years preaching to congregations in Alabama before moving to Detroit. For the past 20 years he has served as Pastor at New Bethel Church in Detroit. As Pastor, Reverend Smith has initiated several community service program and organizations. In 1983, Reverend Smith founded the New Bethel Emergency Relief Center which provides food and clothing to more than 400 needy families each month. In 1984, he created the New Bethel Redeemer Development Corporation in an effort to demolish or rehabilitate abandoned buildings and purchase property in the Church’s community for the development of a community center and commercial area. In 1989 he founded the New Bethel Center of Hope to provide substance abuse counseling to community members.
Rev. Smith is a graduate of Miles College in Fairfield Alabama, and New Orleans Baptist Theological Seminary where he received a Master of Divinity degree. He has also studied at Drew University in the Doctor of Ministry program. Rev. Smith is a member of the Executive Board of the Michigan Chapter of the Southern Christian Leadership Conference and has served as Vice-President and Executive Board Member of the Detroit Chapter of the NAACP. He is also President of Redeemer Community Development Corporation.
Anthony F. Harris is a Medical Doctor. As of the date of this Agreement, he conducts business as Harris & Associates, P.C. from his offices at 15521 West Seven Mile Road, Detroit, Michigan 48236. He has provided general practice medical service to the Detroit community since 1978. Dr. Harris holds an undergraduate degree from Wayne State University and an M.D. Degree from the University of Michigan.
Jamal Harris is an attorney with the firm of Reid & Reid, P.C. He holds a Bachelors Degree from the University of Michigan and a J.D. Degree from Fordham University.
David Akins is President and CEO of Wilson-Akins Funeral Homes. In 1976 he was an investigator for the New Jersey Office of the Public Defender. From 1979 to 1985 he was Funeral Director and Manager of Barksdale Funeral Homes in Detroit. He joined Wilson-Akins Funeral Homes in 1985. In addition, from 1986 through 1991 Mr. Akins was a Professor of Mortuary Science at Wayne State University. Mr. Akins holds a B.S. Degree in Criminal Justice from Trenton State College, a Masters Degree in Guidance Counseling from University of Detroit-Mercy, and a Certificate in Mortuary Science from Wayne State University.
Hills Howard, Jr. is a medical doctor engaged in private practice in Detroit since 1981. He is affiliated with the Detroit Medical Center Hospitals. Prior to that time he was Chief of the Department of Medicine of New Center Medical Plaza Group. From 1981 to 1995 he was Medical Director of OmniCare Health Plan. He has also served as an emergency room physician at Detroit General Hospital, a medical examiner for the Equitable Assurance Society of the U.S., a plant physician for Ford Motor Company and a clinical instructor in Internal Medicine at Wayne State University, a Utilization Consultant for North Detroit General Hospital, an NCQA Consultant for The Wellness Plan .
Dr. Howard received a B.A. Degree from Wayne State University in 1971, and an M.D. Degree from Wayne State University in 1975. His residency and internship was in internal medicine at Wayne State University and Harper-Grace Hospital. Dr. Howard is a Director of the American Medical Care and Review Association, an Assessor for the National Committee for Quality Assurance and a member of the Physician Section of the Association of HMOs in Michigan. He is a fellow of the American Board of Quality Assurance and Utilization Review Physicians and a member of the American College of Physician Executives the American Medical Association, the Michigan State Medical Society and the Detroit Medical Society. He is a Life Member of the NAACP.
John L. Loomis is a Medical Doctor. As of the date of this Agreement, he conducts business as John L. Loomis, M.D., P.C. from his offices at 240 S.B. Milton Drive, River Rouge, Michigan 48218. He has served on the boards of directors of several area health service providers and has provided general practice medical service and general surgery as a board certified general surgeon to the Greater Detroit community since 1966. As of the date of this Agreement, Dr. Loomis devotes most of his professional time to serving as the Medical Director for the Detroit office of the Hospice of Michigan.
Victoria Suane Loomis was born and raised in River Rouge, Michigan, attended our Lady of Lourdes Grade School in River Rouge and Cushing Academy in Ashburnham, Massachusetts. She received a BA degree from the University of Michigan, Ann Arbor in Sociology. After graduation, she worked as a Purchasing Agent at Sidney

Sumby Memorial Hospital, founded by her late father Samuel B. Milton, M.D. She is co-owner of Travel Center of Detroit, Inc. a travel agency.
J.C. Douglas is the owner and operator of J.C. Douglas Management Company, a property manager and consultant. He was formerly with the City of Detroit Finance Department/Treasury Division. He is a graduate of Northeastern High School and Wayne State University.
George Evans is a medical doctor currently practicing at the Elmwood Park Clinic in Detroit. Dr. Evans served in the U. S. Army and received an honorable discharge in 1968. He received a B.S. Degree in biology from Wayne State University and a Medical degree from Michigan State University in 1978. His internship and residencies were at Bi-County Hospital in Warren, Detroit Osteopathic Hospital in Highland Park and Riverside Hospital in Monroe. He is a member of the Wayne County Medical Society, the American Osteopathic Medical Association and the Western State Osteopathic Association (Arizona).
Minority Ownership
The Developer is entirely minority owned. The Sault Tribe is a Native American Indian Tribe. The Detroit-area residents are all African American. The Developer is also a Detroit-based business.
The Sault Tribe has achieved virtually full employment for all Native Americans in key communities such as the City of Sault Ste. Marie, Michigan. The Board of Directors of the Sault Tribe is made up of thirteen (13) Directors, all of whom are Native Americans and six (6) of whom are women.
Gaming Licenses
The Developer holds a gaming license for Greektown Casino, issued by the Michigan Gaming Control Board pursuant to the Michigan Gaming Control and Revenue Act.
The Sault Tribe, pursuant to the Indian Gaming Regulatory Act, 25-U.S.C. 2701-2721, created the Sault Ste. Marie Tribal Gaming Commission, which licenses and regulates the conduct of gaming con the Tribe’s reservation. All of the reservation gaming facilities are wholly owned and operated by the Tribe. The Tribal Gaming Commission has issued the following licenses for the following facilities on the dates shown.
Gaming Facility Licenses:

License Number	Facility Name	Date Issued	I.G.R.A. Class
GFLOO1	Vegas Kewadin	1/1/97	III
GFL002	Kewadin Shores	1/1/97	III
GFL003	Hessel Casino	1/1/97	III
GFL004	Manistique Casino	1/1/97	III
GFL005	Christmas Casino	1/1/97	III
GFL006	Sault Midjim	1/1/97	II
GFL007	St. Ignace Midjim	1/1/97	II
GFL008	Kewadin Bingo	1/1/97	II
GFL009	Vegas Kewadin	1/1/97	II
GFL010	Kewadin Shores	1/1/97	II
GFL011	Manistique Casino	1/1/97	II
GFL012	Christmas Casino	5/1/97	II
GFL013	Hessel Casino	5/30/97	II
GFL014	Hessel Casino	1/1/98	II
GFL015	St. Ignace Casino	1/1/98	II
GFL016	Manistique Casino	1/1/98	II
GFL017	Christmas Casino	1/1/98	II
GFL018	Sault Casino	1/1/98	II
GFL019	Sault Casino	1/1/98	III
GFL020	Christmas Casino	1/1/98	III
GFL021	Manistique Casino	1/1/98	III
GFL022	St. Ignace Casino	1/1/98	III
GFL023	Hessel Casino	1/1/98	III
GFL024	Sault Casino	1/1/99	III
GFL025	St. Ignace Casino	1/1/99	III
GFL026	Manistique Casino	1/1/99	III
GFL027	Hessel Casino	1/1/99	III
GLF028	Christmas Casino	1/1/99	III
GFL029	Christmas Casino	1/1/99	II
GFL030	Hessel Casino	1/1/99	II
GFL031	Manistique Casino	1/1/99	II

License Number	Facility Name	Date Issued	I.G.R.A. Class
GFL032	St. Ignace Casino	1/1/99	II
GFL033	Sault Casino	1/1/98	II
GFL034	Sault Casino	1/1/00	II
GFL035	Sault Casino	1/1/00	III
GFL036	St. Ignace Casino	1/1/00	III
GFL037	St. Ignace Casino	1/1/00	II
GFL038	Hessel Casino	1/1/00	II
GFL039	Hessel Casino	1/1/00	III
GFL040	Manistique Casino	1/1/00	III
GFL041	Manistique Casino	1/1/00	II
GFL042	Christmas Casino	1/1/00	II
GFL043	Christmas Casino	1/1/00	III
GFL044	Midjim Sault	10/1/01	III
GFL045	Midjim St. Ignace	10/1/01	III
None of the Developer or its Affiliates has ever been denied a gaming license or withdrawn an application for a gaming license.
Section B. Developer’s Capabilities and Key Personnel Capabilities
The Developer and the Casino Complex will be managed by Bernard Bouschor, Chairman and CEO, and the Developer’s Management Board and key officers, with support provided by Kewadin Greektown and the Gaming Authority. Millennium Management Group, L.L.C., formerly the manager of the Casino, is an active and substantive consultant with regard to all current and future Casino business and marketing operations and development planning and implementation, including the development and construction of the Casino Complex. Collectively, these parties have vast experience in development and operation of large casinos, hotels, restaurants and commercial real estate.
The Sault Ste. Marie Tribe of Chippewa Indians and the Kewadin Casinos Gaming Authority: The Sault Tribe, through the Gaming Authority, operates five casino properties in Michigan’s Upper Peninsula. In 1997, the Tribe’s five gaming and 24 non-gaming businesses grossed $405 Million with a total net gaming square footage of 92,265 square feet. The Gaming Authority employs more than 2,300 people at the following operations:
•	Kewadin Casino, Hotel and Convention Center, the Tribe’s flagship casino-hotel. The property includes 268 rooms and suites, a 1,380-seat theater and full casino operations. Its gaming operations, like all of the Tribe’s casino operations, function under the compliance regulations of the Indian Gaming Regulatory Act of 1988, the Michigan Gaming Compact of 1994 and the Michigan Gaming Control Board.

•	Kewadin Shores Casino is positioned just north of the Mackinac Bridge.

•	Kewadin Slots are the Tribe’s three satellite operations, offering electronic gaming machines as well as blackjack in Hessel, Manistique and Christmas.
Millennium Management Group, L.L.C.: Founded in 1996 by veteran casino hotel executives William J. Paulos and William C. Wortman, Millennium, the Developer’s Manager, brings decades of experience in operating full-scale Las Vegas resort properties to the Greektown casino team.
•	William Paulos: From 1980 to 1994, Paulos rose from director of hotel administration to senior vice president of Circus Circus Enterprises, where he was responsible for opening new properties including the Excalibur and the Luxor properties. Both properties were completed on time and on budget and demonstrated among the best EBITDA/investment margins in the industry. Paulos left Circus Circus in 1994 to oversee development and opening of Crown Casino Limited’s full scale casino resort in Melbourne, Australia, then became president of Primadonna Resorts Inc. in Las Vegas in 1995. He holds a Bachelor of Science degree in hotel administration from the University of Nevada and is licensed by Nevada gaming authorities.

•	William C. Wortman: After service as chief of the accounting department of the Laventhol & Horwath accounting firm from 1974 to 1978, Wortman then assumed senior positions with Caesars World. From 1979 to 1983, his responsibilities included financial controller of Caesars Palace, treasurer and chief financial officer of Caesars Palace and Chief Operating officer of Caesars Tahoe. From 1983 to 1996, he took equity interest and operational control of his own casinos, the Fallon Nugget and Bonanza Inn in Fallon, Nevada, before selling the properties in 1996. In 1985, he took a financial interest in the bankrupt Nevada Palace Hotel & Casino and was responsible for restoring that operation to profitability. He holds a Bachelor of Science degree in accounting from the University of Nevada and is licensed by Nevada gaming authorities.

•	Guy T Hillyer: After serving as a member of the Nevada State Gaming Control Board from 1975 to 1987 as deputy chief and then chief of its Audit Division, Hillyer joined Arthur Andersen’s audit division, where he served major gaming clients, including Harrah’s, MGM Grand Hotels and Caesars Palace. In 1993, he left Arthur Andersen to take positions with Circus Circus Enterprises and, subsequently, at Primadonna Resorts, where he structured casino gaming investment opportunities in the U.S. and abroad and served in property management roles.
Key Personnel
Bernard Bouschor is Chairman of the Developer’s Management Board and Chief Executive Officer. He is also Chief Operations Officer of the Sault Tribe and Chairman of the Gaming Authority. As such, he has directed all the Sault Tribe’s economic development and enterprise activities including its five Vegas Kewadin gaming operations, since 1985. Further information concerning Mr. Bouschor is set forth in Section A.
Salvatore Semola serves as the Chief Operating Officer of Greektown Casino. Mr. Semola has been with the Developer since March 1999, beginning his service as Vice President of Casino Operations. He has served in the Chief Operating Officer position since, April 2001. During his tenure, Greektown Casino has enjoyed a steady growth in gaming revenue and profitability. Mr. Semola has brought a wealth of casino management experience to the position having served in several management positions in local, day trip gaming markets.
Mr. Semola earned a Bachelor of Science degree in Hotel Administration from the University of Nevada. He is also an honors graduate of Clark County Community College earning an Associate degree of Applied Science in Resort Occupations-Casino Management. Mr. Semola began his career in 1980 as a Pit Clerk at the original MGM Grand Hotel Casino in Las Vegas. By the time he left Las Vegas in 1992, his experience had grown to include a successful tenure as Assistant Casino Manager.
He accepted a position as Director of Casino Operations at Silver Eagle Casino Riverboat in East Dubuque, Illinois. Silver Eagle consists of 25 table games where Mr. Semola was responsible for ensuring the Table Games Department was completely staffed and operational for opening. He also oversaw the slots and casino marketing departments. After leaving Silver Eagle, he moved to the Reno Hilton Hotel and Casino.
At Reno Hilton, Mr. Semola held the position of Assistant Casino Manager. In this role, he was directly responsible for 300 employees n the daily operation of the Table Games Department. In addition, he oversaw the operation of the Race and Sports Book and Poker Departments. In 1995, Mr. Semola moved to Tucson, Arizona to become General Manager of the Casino of the Sun, a Native American casino.
The Casino of the Sun is 40,000 square feet of gaming space consisting of 520 Slots, Keno, and Bingo, and Poker machines. As General Manager as Casino of the Sun, one of his major accomplishments was a 21% increase in net profits and the development of a comprehensive training program.
Mr. Semola’s 21 years of experience opening and operating casino table games departments includes his recent position as Director of Table Games in the highly successful Station Casino Kansas City. His role in planning and implementing the recruiting, training and operation of the 140,000 square foot casino, with 186 table games prepared him for his challenge at Greektown Casino. His experience covers Native American, public and privately held ventures encompassing riverboat, land based and dockside operations.
Mr. Semola has also held positions as Adjunct Professor at the University of Nevada — Las Vegas, where he taught in gaming management and as an instructor for the Gaming Management Series for the University of Nevada — Reno.
Bruce R. Dall serves as the Chief Financial Officer of Greektown Casino. Mr. Dall, a native of Milwaukee, Wisconsin, earned a Bachelor of Business Administration degree in Accounting in December of 1985 at the University of Wisconsin and is a Certified Public Accountant. He began working in the field of accounting and finance as a Auditor with the Grant Thornton organization in 1986. Mr. Dall worked in this capacity at both the Fond du Lac, Wisconsin and Los Angeles, California locations. In 1988 he embarked on his current career path with a five-year post at Caesars World, Inc.
Mr. Dall began his tenure at Caesars World, Inc. as a Senior Internal Auditor and was ultimately promoted to Director of Internal Audit. As Director of Internal Audit he was responsible for coordinating and supervising gaming compliance audits, operational and IS audits. With valuable casino experience, he then accepted a position at ITT Sheraton which lead Mr. Dall to the title of Controller in 1995. In this position he accomplished increased efficiency of departments by integrating systems to eliminate redundant in put and reducing non-value added services.
In April of 1996 Mr. Dall became Controller of the Hard Rock Hotel and Casino in Las Vegas. In December of 1997 he was promoted to Chief Financial Officer and Treasurer of Hotel/Casino where he managed the entire financial operations and SEC reporting for the casino.
Mr. Dall comes to Greektown from the Las Vegas Hard Rock Hotel and Casino. In joining Greektown Casino as Chief Financial officer, Bruce R. Dall is returning to his Midwest roots.“Bruce Dall brings to Greektown Casino a solid reputation and track record for the establishing auditing and financial controls and improving the overall financial management of gaming properties,” said Greektown’s former Chief Operating Officer Michael V. Mecca. Section C. Projected Cost Budgets
The projected cost budgets for financing, design, construction, furnishing and equipping of the components of the Casino Complex, including all soft costs, fees, land acquisition costs, funding of reserve requirements, costs of projected Infrastructure Improvements and all material assumptions upon which the foregoing are based.

Hotel	$43,854,000
Casino Space	71,272,500
Retail and Entertainment Space	39,015,500
Parking	64,901,815
Demolition of Buildings on New Land	2,052,000
Back-of-House and Equipment	50,000,000
Soft Costs	20,000,000
Contingency	45,404,185
Land	97,500,000
Riverfront Contribution	60,000,000
City Development Contribution	6,000,000

Total	$500,000,000

The figures are based upon the assumption that the Casino Complex will remain at the current Greektown site. They include $127,802,613 of the cost of the existing Casino which is planned to be incorporated into the Casino Complex.
This budget is an estimate since design of the Casino Complex has not been completed. The Developer will update its development budget as the design and development of the Casino Complex proceeds.
Section D. Projected financial Statements
The Developer’s specific projections, balance sheets, income statements and cash flow statements are highly confidential and proprietary. Because of the uncertainties inherent in projecting the results of future developments which have not been constructed and which have no history of operations, the Developer’s policy is not to publicly release its projections. The Developer’s specific projections, balance sheets, income statements and cash flow statements for the Casino Complex were submitted on a confidential basis in the Developer’s Request for Proposal/Qualifications Phase Two submission. In addition, the Developer has submitted to the City its financial statements reflecting operations at the existing Casino.
Section E. Financing Plan
The following is the Developer’s plan for financing the Casino Complex. It assumes refinancing of the existing indebtedness on the existing Casino.

Developer Contribution (Note 1)	$121,802,613
Merrill Lynch Facility (Note 2)	378,197,387

Total	$500,000,000

Note 1—Developer Contribution
The Developer’s contribution consists of $21,802,613 of net equity in the existing Casino which will be incorporated into the Casino Complex, and a cash contribution of $100,000,000.
The estimated cost of such portions of the existing Casino is $127,902,613. It is estimated that these facilities will be subject to indebtedness of approximately $106,000,000 which will be refinanced through the Merrill Lynch Facility, which leaves a net contribution of $21,802,613.
The cash contribution consists of $100,000,000 which will be funded throughout the approximately two-year construction process. This amount will be derived from cash on hand and operating cash flow from the existing Casino. Any shortfall will be provided through additional borrowings under the Merrill Lynch Facility.
Note 2—Merrill Lynch Facility
The Developer has engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) to act as the financial advisor to the Developer relative to the Casino Complex. Merrill Lynch in a commitment letter dated December 31, 2001 has committed to syndicate, underwrite, arrange the placement of, or purchase, up to $400 million in aggregate principal amount of debt securities (“Casino Notes”). The terms and conditions of the Casino Notes, including the coupon, potential cash flow participation and/or accompanying equity interest and security and collateral provisions for the securities will be determined by Merrill Lynch after consultation with the Developer based upon market conditions at the time of pricing and in conformity with the Development Agreement.

The Developer has made efforts to acquire financing from Detroit-based businesses and Minority-owned financial institutions to service their financial needs, including First Independence Bank, Comerica Bank and National City Bank of Michigan/Illinois (then First of America Bank). All, three of these local banking institutions expressed interest in participation in Developer financing for the Casino Complex, however, none of these institutions were interested in being the primary lender. National City Bank of Illinois/Michigan is one of the lenders participating in the current financing for the existing Casino. In addition, the syndicated credit facility of the Gaming Authority, a portion of the proceeds of which was used to fund equity into the Developer, includes National City Bank of Michigan/Illinois as administrative agent and a lender, and Comerica Bank as a lender. The Developer also maintains accounts at National City Bank of Michigan/Illinois. The Developer initially financed its acquisition of certain properties in the Greektown District through financing from Detroit-based businesses, including National City Bank of Michigan/Illinois (then First of America Bank) and the Board of Trustees of the General Retirement System of the City of Detroit. Initial construction financing for the existing Casino and credit enhancement for the initial letter of credit provided by the Developer in connection with the bond financing for the riverfront sites was provided in part by the Carpenters’ Pension Trust Fund – Detroit and Vicinity. It is anticipated that participation in the Casino Notes described above will be offered to Detroit-based businesses.
Section F. Current Financial Statements
The Developer has previously delivered to the City detailed financial statements for its current gaming operations.
Section G. The Developer’s Concept for the Casino Complex
Development Site
It is expected that the Casino Complex will be constructed on four city blocks at and about the Developer’s current Greektown location:
Block 1: The block bounded on the northeast by Monroe, on the southeast by St. Antoine, on the southwest by Lafayette and on the northwest by Beaubien (site of the existing Casino), with dimensions of approximately 449 feet on the northeast, 296.72 feet on the southeast, 449.48 feet on the southwest and 296.66 feet on the northwest and containing approximately 133,285.01 square feet.

Block 2: The block bounded on the northeast by Monroe, on the southeast by Brush, on the southwest by Lafayette and on the northwest by Randolph (site of the parking garage), with dimensions of approximately 250.09 feet on the northeast, 296.68 feet on the southeast, 250.09 feet on the southwest and 296.72 feet on the northwest and containing approximately 74,201.70 square feet.

Block 3: The block bounded on the northeast by Lafayette, on the southeast by Brush, on the southwest by East Fort and on the northwest by Randolph, with dimensions of approximately 250.09 feet on the northeast, 296.66 feet on the southeast, 250.09 feet on the southwest and 296.71 feet on the northwest and containing approximately 74,197.95 square feet.

Block 4: The block bounded on the northeast by Lafayette, on the southeast by Beaubien, on the southwest by East Fort and on the northwest by Brush, with dimensions of approximately 295.00 feet on the northeast, 296.66 feet on the southeast, 295.00 feet on the southwest and 296.66 feet on the northwest and containing approximately 87,514.70 square feet.
The combined area of all four blocks is approximately 369,199.36 square feet, or 8.48 acres. The Developer is obtaining a survey of these parcels and will furnish the survey and legal descriptions to the City when it is completed.

The following is a map of the Casino Complex site. The site comprises the four blocks in which the lot line detail is shown.

Size and Scope
Casino Complex
The Casino Complex components are expected to consist of the following:

Casino with 100,000 sq. ft. gaming floor	100,000 square feet
Back of house support area	90,000 square feet
Retail/restaurant/bar area	37,400 square feet
Ballroom/convention area	65,500 square feet
Hotel rooms/parking	400 rooms
Parking	4300 spaces
The estimated sizes of the components set forth above are approximations.

Gaming Facilities
Table games such as Black Jack, Mini Baccarat, Caribbean Stud, Craps, Roulette, Big Six, Baccarat, Poker and Pai Gow.
Slot machines, consisting of state-of-the-art products such as Wheel of Fortune, Odyssey, Wheel of Gold, and others. Pending regulatory approvals, multiple-linked progressive jackpots will be featured.
Site-specific slot machines of variable types such as Big Berthas, Stand Ups, Bar Tops, and Slant Tops.

Reel and video slot machines.

Restaurants
Developer plans approximately four (4) restaurants. The types of restaurants that may be included in the Complex are Greek, seafood, coffee shop, Asian, steak house, Italian, snack bar, deli or buffet.
Hotel
The hotel will consist of 400 rooms.
Lounges and Bars
The Developer plans approximately five (5) lounges/bars, which may include a sports bar, entertainment lounge, slot Privee bar, high limit bar, theater lobby bar and pool bar.
Retail Space
The Developer plans to develop two (2) retail shops, which may be operated by the Developer or leased to third parties. These shops will offer a variety of products and are expected to offer such items as men’s/women’s clothing, shoes, candy, sports clothing, children’s clothes and items, sports items, area items and logos.
Ancillary Entertainment or Recreational Facilities
The Developer plans to include a theater, health club and pool deck.
Planned Convention Facilities
The Developer plans to include a ballroom, convention facilities and breakout areas.
Architectural Matters
The Developer will submit to the City, in accordance with the procedures in the Development Agreement, the drawings, floor plans (discussing space allocations and major functions such as gaming floor, back-of-house, circulation, accessibility and exiting), building elevations (showing heights, relative scale and compatibility with adjacent components), landscaping and design theme.
The Developer will advise the City of the name(s) of the architect(s) as soon as they have been selected.
Parking
The Developer plans to make approximately 4300 parking spaces available for Casino patrons, consisting of 1500 existing spaces and 2800 new spaces.
The Developer intends that Casino Hotel employees will park in an off-site facility. This parking is currently provided at the Bates garage.
The final plans will provide facilities for bus parking, tour bus and valet drop-off, service vehicle parking and satellite parking, all of which will be sited to serve flow within the surrounding area.
Infrastructure plans will be submitted with the construction plans as provided above.
Phasing
The Developer intends to develop and construct the Casino Complex in a single phase. A development schedule will be submitted as required by the Development Agreement and will conform to the time requirements prescribed in the Development Agreement.
Zoning
The Developer is committed to adhere to applicable zoning requirements adopted by the City.
Section H. Economic Growth and Revitalization
Budgeting Assistance and Additional Payments

The Developer has committed to provide $84 million to the City for use as the City determines, as provided in the Development Agreement, as well as its share of former railroad property with a cost of $8.8 million.
Improving the Entertainment District
In addition to gaming, the Developer plans a theater with 1,000, or more seats, and plans to bring in major entertainers and other popular shows and productions. The Casino will complement Detroit’s current lineup of shows, plays, concerts and athletic events as well as promote additional nightlife in the entire central business district.
Improved Streetscaping
The Developer will participate in beautification of the streetscape in the Casino Complex area, including street paving, lighting, landscaping and signage.
Tourism Promotion
The Developer’s hotel is expected to generate annual room tax revenues in excess of $1 million. Most of these monies are levied to fund the stadiums, professional sports venues and other needed enhancements of Detroit as a travel destination. The Developer’s significant marketing budget, projected at $10 Million per annum or more, will promote the Casino, the City and other destinations within the City. The Developer anticipates working on promotions and advertising in alliance with the Metropolitan Detroit Convention & Visitors Bureau.
Additional information regarding tourism can be found in Section J.
Creating New Jobs and Support of Existing Employment Opportunities.
The Developer expects that approximately 3,000 full time jobs will be filled at the Casino Complex on opening.
The Developer’s total induced and indirect impact on employment in the City of Detroit is estimated at 2,000 jobs. Total induced and indirect employment impact on the State of Michigan is projected at 5,000.
Section I. Alleviation of Job Shortages
Business with job shortages may request the Developer to place their names on a list which will be made available to job applicants who are unable to qualify for staff positions in the Casino Complex.
Section J. Enhancement of City
In General
The Developer plans to extend and improve the Detroit market as a tour, travel and convention destination, as well as increase the entertainment offerings for residents of Detroit and its metropolitan environs. The Developer’s Greek Island theme, commitment to boost economic opportunities for Detroit-based businesses, and plans for theme restaurants and “big name” entertainment are intended to enhance and solidify Detroit as a visitor destination. The Casino will feature retail facilities to invite traffic, thus boosting the overall attraction of the Greektown area. The Casino’s Greek Island theme and architecture will be designed to fit the Greektown area.
The Casino Complex’s entertainment will complement Detroit’s current lineup of shows, plays, concerts, and athletic events.
Market research shows that sports fans also enjoy casino gaming. This suggests the millions of people who visit Detroit’s three new casinos also will attend games at the Detroit sport venues. People who are reintroduced to downtown Detroit will venture to Mexican Village, Chene Park, Hart Plaza for the Montreux Detroit Jazz Festival, the Detroit Art Institute, Detroit Opera Theater, The Museum of African-American History, The Detroit Symphony Orchestra and the City’s other cultural attractions.
Supporting and Boosting Tourism, Conventions
A portion of the Developer’s hotel rooms and suites will be designed and equipped for the business traveler. The number of such rooms will vary and be determined based upon market demand. As such, the hotel will lodge convention and business meeting guests in functional luxury.
The Developer will work with the Metropolitan Detroit Convention & Visitors Bureau to support joint marketing of Metro Detroit as a premier tourist and convention destination.
The Developer’s media kits and sales and marketing plans will promote other tourist attractions in Detroit and Metro Detroit.
The Developer will frequently sponsor promotions and contests providing free tickets to Detroit sporting and cultural events and attractions. Winners will also be sent to free stays at Michigan’s leading tourist destinations, including ski and golf resorts. In addition, the Developer will work with Detroit and Michigan sports teams, resorts and other attractions to offer special packages to Greektown Casino.
The Developer will explore strategic overflow relationships with more than 100 Metro, Detroit hotels and refer guests to these facilities when its room demand exceeds supply. The Developer will also provide its partner hotels with VIP packages to the Casino, and establish room blocks with them for special events.
The Developer will work with Detroit City Airport and Detroit Metropolitan Airport to increase visitation to the City and region. The Developer will work toward establishing a hospitality service at City Airport to serve Casino patrons, charter services and shuttle services with City Airport.

Pedestrian Linkages
The Casino Complex is located in the Greektown area of Detroit and is an integral party of Greektown and the downtown Detroit area. The Casino Complex is linked to the rest of the downtown area through the People Mover and the existing street and sidewalk network. These linkages, when coupled with the gaming, entertainment and retail activities at the Casino Complex, encourage pedestrian linkages with other business, economic and entertainment activities in Greektown and downtown Detroit. The Developer plans to utilize the existing street grid, with modifications necessitated by building design and planned in consultation with City planners to enhance traffic flow and afford easy access to and egress from the Casino Complex. The People Mover facilitates access to the Casino Complex by conventioneers and other visitors to Cobo Hall.
Section K. CONTRIBUTION TO Other Areas of City
For a description of the amount of investment or other contributions the Developer will make to promote economic growth and contribute to the revitalization of economically depressed areas of City, other than the area in which the Casino Complex is located, to create new jobs and contribute to the support of existing employment opportunities, and to attract new businesses, tourists and visitors to those other areas, see Sections H, I and J.
Section L. Marketing Plans
Theme and Design
Greektown Casino will be themed to represent the art, architecture and rich legacy of both historic and modern Greece. The design of the Casino Complex will be in the style of classic Greek architecture. Ballrooms and meeting rooms will be named after significant events and places in Greek history. The facility will embrace Greek mythology and will use the stylings of ancient Greek clothing in the uniforms of various employment positions within the property. Guests will feel that they have been transported to Greece.
The Developer has targeted persons with a household income of $35,000+ annual income as potential prospects for its facility. The primary gaming market of Greektown Casino will be the population living within 75 miles of the Casino. The secondary gaming market is 76-150 miles from the Casino. The tertiary market is 151-300 miles. The Developer will also aggressively seek out other markets in order to lure visitors to the City of Detroit. The Developer will further segment the market into a number of different specific targets and develop specific programs to address the characteristics of each particular segment.
Operating and Marketing plans of the Casino
The Developer has developed a sophisticated marketing plan. It has develop a sophisticated database marketing program that enables it to reach all of the marketing targets. It has identified the 8.48 million households within its three target markets as the thrust of its mass media efforts. The Developer employs experienced casino marketing executives to personally contact experienced casino customers within our target markets to encourage them to visit Greektown instead of Las Vegas or Atlantic City. In addition, the Developer will develop a professional sales team to secure conventions and company meetings at our property. Its plan is to develop as much business as possible from outside the primary market. Its objective is to direct its marketing and media funds to the best prospects in its markets.
The Developer will work with the Metropolitan Detroit Convention & Visitors Bureau and other regional tourisim and marketing organizations to implement a comprehensive and uniform system of marketing the City as an entertainment destination.
Section M. Key Management and Staff
See Sections A and B for the Developer’s organizational and management structure, capabilities and key personnel.
The following chart is an estimate of the staffing levels for the Casino Complex:

Category	Jobs	Wages	Tips	Total Earnings

Gaming	1,640	$42,500.00	$15,600.00	$58,100.00
Hotel	230	5,023,200	300,000	5,323,200
Food & Beverage	400	7,500,000	1,500,000	9,000,000
Other Departments	155	4,400,000	0	4,400,000
Administration	70	3,080,000	0	3,080,000
Marketing	90	3,800,000	0	3,800,000
Maintenance	190	5,400,000	0	5,400,000
Security	225	6,000,000	0	6,000,000
TOTAL	3,000	$77,703,200	$17,400,000	$95,103,200

Section N. Staff Training and Relations
Training
The Developer currently provides a training program for all employees. This program will be expanded when the Casino Complex is expanded. An employee-training center is planned to be established before the Casino Complex opens. Employee training is planned to begin several months before opening of the Casino Complex .
Classes will vary according to the specific position or department. Training for minimal-skills positions may only take two to five days. Training for higher-skills positions may take several weeks to a few months. All in-house training will be provided free-of-charge to accepted candidates. Daytime and evening sessions will be scheduled to maximize job opportunities for all residents, regardless of current commitments.
Education and training will be provided, when appropriate, in conjunction with Detroit and statewide educational institutions. To establish and solidify relationships with Detroit-area educational institutions, the Developer will inform institutions how many employees are needed and the training they require, assist in the preparation of course curricula to meet the needs of the Developer and the institution’s accreditation process and make available all training resources, including qualified instructors, equipment and materials.
The Developer will make the following available:
Curricula
Lesson Plans
Workbooks
Skilled Instructors
Training Equipment
Support Media (i.e., training tapes)
The Developer will train employees in the following areas:
Table Games Dealer Training
Poker Department Dealer Training
Slot Department Training
Cashier Department Training
Security Department Training
MIOSHA
Keno Instruction
Surveillance Operator Training
Food/Beverage
Life and Employment Skills Training
The Developer will also provide training in policies and procedures for the following areas:
Appropriate Gaming Regulations and Regulatory Compliance Policies
Federal Currency Transaction Reporting
Sexual Harassment/Non-Discrimination Policies
Counseling Subordinates/Progressive Discipline
Customer Courtesy
Customer Service/Handling Customer Complaints
Problem and Under-Age Gambling
The Developer will offer continuing education to current employees interested in mid-level management positions.
To prepare people for jobs, and to attract quality employees to its casino-hotel complex, subject to licensing requirements, the Developer will accept local and statewide college co-op and intern programs which provide practical business experience in related fields of study and provide seasonal employment to students seeking to augment classroom studies with real-world work experience.
Collective Bargaining
The Developer is in the process of entering into a collective bargaining agreement with the Detroit Casino Council, a consortium of unions consisting of the UAW, the Teamsters, the Operating Engineers, the Hotel and Restaurant Workers and the Carpenters, which will cover approximately 1700 of its current employees. The Developer is also party to a collective bargaining agreement with the Michigan Association of Police, which covers approximately 200 security guards.
Section O. Equal Employment Opportunity
The following commitment was made by the Developer in the Initial Development Agreement. The Developer is currently honoring this commitment and will continue to do so in the operation of the Expanded Casino Complex.

The Developer’s message to Detroit’s employment agencies, colleges and churches will be loud and clear — Greektown Casino needs about 3,000 people to fill positions in the Casino Complex. The Developer will make reasonable best efforts to achieve a goal of not less than 51% Detroit residents in its workforce. Those jobs will range from entry level to upper management, and provide clear pathways to advancement. Any Casino related positions require licensing by the State. The Developer’s standard business practices also require passage of mandatory drug testing for consideration of employment.
The Developer will establish a Human Resources Department. One of the primary missions of the department is to achieve the Developer’s training, hiring, retention, affirmative action and promotion goals. Achieving these goals requires the efforts of all managers, and specific activities from Human Resources and other departments (for example, public relations and marketing activities to target potential employees). The Developer’s Human Resources Department will operate in accordance with all laws governing equal employment opportunities and an affirmative action program designed to increase the numbers of minority and women employees in the work force of the Developer, including professional and management positions. Such at plan will include employee progression and succession programs with these affirmative action objectives. The affirmative action plan will be implemented prior to recruitment of employees for the Casino and will be reviewed and updated for compliance with applicable Governmental Requirements on an annual basis.
The Developer will establish and update as necessary, progressive training programs for current employees that focus on minorities and women, the aim of which is to equip those employees to assume positions in the Developer’s professional and managerial ranks. The Developer assumes responsibility for management of workforce diversity.
The Developer is committed to hiring Detroit residents. The Developer will launch a citywide campaign to recruit residents to staff positions in the Casino Complex.
The campaign will detail the casino’s career opportunities and more importantly how City residents can obtain a job at the casino. City officials, community leaders and other well known residents will be asked to help spread the word that Greektown is hiring people to fill good jobs that pay competitive salaries and offer real opportunities for advancement.
The Developer will channel recruitment efforts through Detroit’s established social, business, professional and religious organizations.
The Developer will place appropriate advertisements, host casino career days and job fairs to permit residents to meet one-on-one with casino employment officers. The Developer will establish a 24-hour “Job Line” that will list job openings, and let people begin the application process at home. The Developer will meet with neighborhood clubs, church groups, schools and other inner City organizations.
For many complex reasons, Detroit — like most major cities — has a number of people with barriers to employment. In recognizing the potential of this group of citizens, the Developer will commit human and financial resources to help prepare Detroit’s employment force for gaming industry careers.
Life and employment skills training will be requisite components of the Developer’s employee training program. The Developer’s curriculum includes specific career enhancement and training courses to help employees master life skills and the employment skills necessary for responsible jobs within the Casino Complex.
Major Topics Covered in Life Skills Curricula consist of:
Health & Nutrition
Personal Grooming
The Clothes You Wear
Substance Abuse
Coping with Anger
Time Management
Continued Education and Training
Checking and Saving Accounts
How to Apply for a Bank Loan
Punctuality and Attendance
Major Topics Covered in Employment Skills Curricula consist of:
Problem-Solving Approaches
Understanding the Employment Relationship
Your First Day on the Job
Making a Good Impression
Punctuality and Attendance
Learning the Industry
Getting Along With Your Supervisor

Getting Along With Your Co-Workers
Ethics: Do The Right Thing
Dressing Appropriately
Applying What You’ve Learned
Career Development
Promotions
The Developer will furnish the City annually with a written report of the status of its compliance with the commitments set forth in this Section.
Section P. Prevailing Wage Compliance by Contractors
Developer is committed to hire construction contractors who agree to include in their construction contracts an express term that the rates, wages and fringe benefits to be paid to each class of construction mechanics and each of their subcontractors shall not be less than the rates, wages and fringe benefits prevailing in City as established by the most recent survey of the Michigan Department of Labor for prevailing wage determination under Act 166, P.A. 1965, MCLA 408.551 et seq., MSA 17.256(a), et seq.
Section Q. Advancement of Detroit Residents by Contractors
The Developer will work with contractors who will commit to the goal of maximizing, to the greatest extent possible, the number of qualified Detroit resident apprentices who advance to journeymen status. The Developer will encourage subcontractors to maximize their staffs of Detroit resident apprentices and journeymen. The Developer will monitor certain payrolls to make sure subcontractors fulfill their commitments.
Section R. Equal Employment Opportunity Plans by Contractors
The Developer is committed to hire contractors who agree to implement an Equal Opportunity Employment Plan conforming to all applicable laws and consistent with City’s Executive Order 22. The City’s Equal Opportunity Employment Requirement will be placed in every bid package and will be reviewed with every prospective subcontractor to confirm a complete understanding of this requirement.
Section S. Dealings with Detroit-Based Businesses
The Developer is committed to maximizing use of, and support for, Detroit-based, Detroit-resident, Minority-owned, Women-owned businesses and Small Business Concerns in the purchase of goods and services. The Developer will work with the African-American Association of Businesses and Contractors for outreach, the Michigan Minority Business Development Council for certification, and the offices of the Detroit Human Rights Director.
To be targeted as such businesses, all bidders will be asked to produce evidence of their certification with the appropriate agencies of the City of Detroit. Any providers who demonstrate the ability to qualify in any of the categories established by the City, but who have not yet gained certification, will receive formal referrals to the necessary offices and agencies where applications can be made and where technical support is available.
The Developer will use reasonable best efforts to achieve a goal to direct at least 30% of aggregate amounts expended by the Developer to be from Detroit-based, Detroit-resident, Minority-owned, or Women-owned businesses and Small Business Concerns. The Developer will endeavor to achieve a higher percentage. Under the Developer’s Competitive Preference Policy, for each significant contract, the Developer’s purchasing and management officers must perform the following steps:
Targeted notification: The Developer will obtain lists of qualified vendors from groups such as the Michigan Minority Business Development Council, the African-American Association of Business Contractors and the City of Detroit Contract Compliance and Human Relations Departments. The Developer will direct RFQ’s to such vendors. The Developer is formally committed to supporting the Booker T. Washington Business Association in its development of an on-line information system to continually inform interested users of contract and vending opportunities from Greektown Casino. The Developer will require sufficient bids from targeted businesses in the City of Detroit and from non-targeted businesses outside the City. This will enable the Developer’s purchasing, officers to identify qualified providers and fair market value.
Using the bids as a value benchmark, the Developer will then negotiate with targeted businesses toward procurement at a rate that approaches, as closely as possible, the lowest bid. Whenever possible under sound business practices, the Developer will then enter into agreements with the targeted providers.
The Developer will work to meet the 51-percent-plus purchasing goal. The Developer will work with the City of Detroit, its monitoring agencies, and the Developer’s providers to maximize vendor and supplier opportunities for Detroit, women-owned and minority businesses.
The Developer will charge an internal compliance officer with responsibility for monitoring the Developer’s efforts to reach the hiring, promotion and purchasing goals. This officer will be responsible for continually modifying policies and procedures to ensure that the Developer achieves the goals. The Developer will furnish the City annually with a written report of the status of its compliance with the commitments set forth in this Section.
Section T. Transportation and Circulation Routes
Detroit City Airport
Developer’s plans for Detroit City Airport include:
Marketing the airport to private pilots, corporations, travel agents, and corporate/trade association meeting planners.
Using City Airport for mid-week charters.
Establishing a relationship with carriers who provide service to City Airport.
Establishing relationships with other major air carriers that may choose to use City
Airport in the future.
Detroit Metropolitan Airport
Developer’s plans for Metro Airport include:
Establishing relationships with Northwest Airlines, which controls 75 percent of Metro’s air traffic, and all other major carriers that service Metro.
Promoting Metro Airport and its airlines in marketing materials to our tertiary, distant national, and international markets.
Trip Generation Analysis
The Developer commissioned a trip generation analysis for the Greektown site for casino customers and employees to project daily and peak hour trips during a typical Friday afternoon rush. Based on this analysis and the Developer’s experience with the existing Casino, it appears that:
Customers: The casino is expected to attract about 17,000 patrons a day. These visitors are expected to generate roughly 20.000 daily vehicle trips to the casino, either in their own cars or in taxi cabs. In addition., it is estimated that 22 daily tour buses would generate another 88 trips to and from the Casino and bus staging areas.
Employees: Employees are expected to generate another 2,000 daily trips to and from the Casino.
The analysis was based on “Friday P.M. peak hour trip generation” because:
This is the specific time period when traffic volumes will be at peak levels on streets and intersections, This is the specific time period when customers driving to the casino and downtown commuters driving home from their jobs will coincide and peak, and
Friday evenings will be the casino’s busiest times.
It is estimated that during the P.M. peak hour, 1,875 vehicle trips will be generated by patrons traveling to and from the casino. (Most trips generated by casino employees and tour buses will occur outside the P.M. peak hour.)
Based on recent traffic counts on a typical Friday evening, and capacity analysis calculations at key intersections in the casino area, all intersections were determined to operate at a “B level of service” (on a grading scale of A to F with A being the best condition and F representing congested conditions.)
With the addition of peak hour traffic generated by the casino, the street system can accommodate increased demand if relatively minor improvements are made, such as:
Restrict on-street parking,
Modify pavement markings to create additional travel lanes,
Improve curb radii, and
Adjust traffic signal timings.
Existing arterial streets will be redesigned as needed.
Traffic control: Changes to be implemented as needed to provide for smooth access, with need to be documented through professional analysis.
Pedestrian grade street crossings: Landscape architects will design street pavements and pedestrian crossings at all key intersections and major pedestrian flow areas throughout the Project.
Offsite signage: The Casino Complex area is served by many means of access, via both surface roads and freeways. However, extensive signage will be required to make visitors aware of these routes.
Vehicle turnout facilities: Turnouts are readily available. Under no circumstances are traffic lanes to be used for this purpose.
Street lighting will be abundant but not glaring. Lighted areas will extend well beyond the project proper.
Section U. Transportation Supply and Demand Management
DOT and SMART
The public bus systems can meet demand by increasing service on existing routes operating at capacity.
Detroit People Mover (“DPM”)

The expected increase in DPM ridership generated by the Casino Complex can be accommodated under the present operating arrangement, which includes adding a second car to each DPM train in the circuit if demand warrants it.
Public Transportation Information
A transportation demand management program will be implemented for Casino patrons and employees. Through public information and outreach—coordinated with the City—Casino patrons will learn of convenient public transportation alternatives to driving to the casino and be encouraged to use them. Car-pooling will also be encouraged. Public information will be through newsletters to local merchants mid employees, desktop hotel cards, paycheck and ticket stuffers, and local media.
Casino employees will be encouraged to use public transportation. Information about SEMCOG’s ride-sharing program will be provided to employees who must drive, to match workers from similar locales for potential carpools. Incentives, such as preferential parking locations, could be initiated to increase participation. Work shift changes will be established to minimize, as best as possible, travel during morning and afternoon peak periods. Service and delivery operations will also be restricted to off-peak times.
See also Section T.
Section V. Regional Water Facilities
Based upon information provided by the City, the Developer believes the water system is adequate to meet the water demands of the Casino Complex.
Section W. Regional Sewer Facilities
Based upon information provided by the City, the Developer believes the existing system is adequate to handle the estimated sanitary flows and stormwater runoff for the Casino Complex.
Section X. Detroit Public Lighting Department
Developer is willing to contract for power service with the PLD, provided that the PLD furnishes such services at rates and quality comparable to those otherwise charged by competing electric utilities and provided that the PLD has adequate backup systems for uninterrupted service. The Developer intends to contact the PLD to solicit a proposal to provide power service to the Casino Complex.
Section Y. Fire Protection
Section 12 of the Michigan Gaming Control and Revenue Act imposes an 18% wagering tax on the gross revenue of the casino licensees. Fifty-five (55%) percent of the wagering tax revenues will be distributed to the City for deployment of street patrol officers, neighborhood programs, public safety programs, such as fire protection services, and other programs designed to improve the quality of life in the City. In addition, an annual municipal services fee of the greater of: 1.25% of adjusted gross receipts or $4,000,000 will continue to be paid by the Developer.
Based on the report of the Mayor’s Casino Advisory Committee presented to Detroit Mayor Dennis W. Archer on June 12, 1997, it was estimated the wagering tax and municipal service fees will generate $242.7 Million dollars annually. Based upon these estimates, and the requirement that 55% of the wagering tax (approximately $133.5 Million) goes to the City of Detroit each year for the deployment of fire department programs and the other programs listed above, the Developer does not anticipate making any further contributions to fire protection services outside of the wagering tax and municipal services fee.
Section Z. Police Protection
See Section Y. Based upon the estimates set forth in that Section, the Developer does not anticipate making any further contributions to police protection services outside of the wagering tax and municipal services fee.
Section AA. Child Care Services
The Developer will identify and contract with qualified childcare providers in order to offer high quality and affordable childcare to the Developer’s employees. The Developer will endeavor to establish relationships with these providers to obtain reduced rates for its employees.
Section BB. Compulsive Behavior Disorders
In accordance with Section 12(a)(5) of the Michigan Gaming Control Act, the Developer will annually deposit $666,667 (one-third of $2 Million) in the State’s compulsive gaming prevention fund. Although the State’s fund is directed toward statewide efforts, the Developer believes that a substantial portion of the fund should be committed to Detroit area programs and service providers due to the fact that the funds are being provided by Detroit businesses. The Developer intends to advocate its position with the State to strive for a fair allocation of the funds to Detroit area programs and service providers.
Developer is taking comprehensive, proactive steps to address the legitimate issues surrounding problem gambling. To succeed, responsible gaming programs must be initiated by the highest level of management. Accordingly, the Developer’s management board will draft and adopt a mission and policy statement to include language that addresses the issue of problem gambling. The statement will be used as a common thread of communication during management and employee training, communication to guests and to the media, and in the creation of specific policies and procedures.
The following are example excerpts from the Developer’s Mission and Policy Statement:
“Developer defines problem gambling as any gambling behavior negatively impacting the lives of individuals, resulting in serious personal, financial, or legal consequences. The Developer believes problem gambling is a serious issue that deserves a proactive response from the casino industry”.
“It is the policy of the Developer to actively participate in local, state, and regional programs designated to help alleviate the problems associated with problem gambling”.
“It is further the policy of the Developer to provide on-going training programs for selected employees in all departments to assist them in identifying problem gamblers, whether employee or customer”.
“It is the policy of the Developer to work in cooperation with social agencies and governmental authorities on matters related to this issue”.
“The purpose of this policy is also to reinforce the Developer’s objective to maintain a customer base for the long term that is healthy and capable of enjoying the premiere gambling experience in Detroit without the problems associated with addictive behavior.”
The Developer has already committed financial and human resources to establish a Responsible Gambling Program:
On July 8, 1997 the Developer became an official member of the Michigan Council on Problem Gambling. This statewide organization provides a 24-hour telephone “hot line” for problem gamblers seeking help. The council also conducts research and trains counselors and therapists in the most effective treatment methodologies for problem gamblers and their families. In addition, the Council provides training to casino employees.
On July 25, 1997, the Michigan Council on Problem Gambling published its draft “Treatment Model for Compulsive Gamblers.” This handbook presents a treatment program that the Council hopes “will be used as a state model for agencies and individuals who work with problem gamblers.” The title of the Council’s treatment program is “The Michigan Model Greektown Group.”
Developer recently became a member of the American Gaming Association which has developed a national model to help problem gamblers.
The Developer will implement a multi-disciplinary approach to the issue of problem gambling through the creation of a Responsible Gaming Committee (RGC). The RGC will be chaired by a vice president level executive and will include supervisory and staff representatives from all Casino departments, credit, training and security. Representatives from the Michigan Gaming Control Board will be invited to participate on the committee. Among its responsibilities, the RGC will develop:
Collateral materials about problem and underage gambling, made available at Casino entrances, restrooms, guest rooms and public telephones,
Public service announcements available through hotel room television;
Pamphlets on the characteristics of responsible gaming;
Training programs for supervisors;
Education programs for all employees; and
Back-of-the-house collateral materials about problem and underage gambling to be available in employee break rooms, employee dining rooms and employee locker rooms.
Employees who are problem gamblers pose a significant threat to casino security and customers. Until recently, casino operators largely ignored employee gambling problems. The Developer will design and implement a comprehensive employee program. Employee manuals will list problem gambling resources and counseling, including Gamblers Anonymous groups, certified gambling counselors, and state and City treatment agencies. Problem gambling workshops and literature will be available to all employees. Some workshops will require mandatory attendance.
Problem gambling messages will be conspicuous in appropriate locations throughout the Casino Complex. Large posters showing the Michigan Council on Problem Gambling hot-line telephone number will be displayed. Poster messages will be brief and hard hitting: “You Could Be A Problem Gambler. For Help, Call 1 800 555-5555.” Brochures detailing the signs and consequences of problem gambling, and. listing treatment programs, will be in hotel rooms and Casino gift shops.
Problem gamblers can bar themselves from the gaming floor. The self-exclusion order will only occur if it is initiated by the customer, a responsible family member, or a person officially nominated by the customer. Lifting a self-exclusion order will only occur after the person has satisfied a predetermined process outlined by the casino’s Responsible Gambling Committee.
Key staff will be trained to identify problem gamblers. Staff are often the first to detect a problem gambler-customers who tend to stay longer and wager higher stakes than typical gamblers.

The Developer will support a statewide problem gambling awareness program. The campaign will use the mass media to target the general public. The Developer will also target campaign literature to churches, neighborhood organizations, schools, block clubs and other community based organizations. The campaign will communicate the signs of problem gambling, stress the pitfalls, and list counseling and treatment agencies. Selected casino staff will make presentations at community meetings sponsored by the Michigan Council on Problem Gambling and Gamblers Anonymous.
The efforts of the Developer to address the issue of problem gambling have commenced with the financial support provided to the Michigan Council on Problem Gambling. Supervisory and employee training will include a component addressing the issue of problem and underage gambling. This initial training will be completed prior to the commencement of operations. Additional training will be provided to supervisors and employees on an ongoing basis. Policies and procedures relating to this issue will be drafted, approved and communicated to employees prior to opening.
Section CC. Exclusion of Underage Gamblers
Because problem gambling often involves minors, the Developer’s staff will strictly enforce the state’s 21-year-old age requirement. Casino staff will require identification from any patron who appears under age. The Developer’s policy toward underage gambling is simple-it’s against the law. The Developer’s Responsible Gaming Committee will play a major role in designing policies and procedures targeted at educating parents and minors of the zero tolerance policy in this area.
All appropriate staff will be trained to spot underage gamblers in the Casino.
Underage gambling education and awareness training programs will begin with employee orientation. Orientation Training on the issue of underage gambling will address:
Michigan and Detroit law relative to minimum age to gamble.

The Developer’s zero tolerance policy against underage gambling and the Developer’s intent to enforce all laws and regulations related to underage gambling.

Employees will make every reasonable effort to prevent any individual under age 21 from gambling, attempting to gamble or loitering within the gaming areas of the Casino.

Any employee who knowingly allows an individual under age 21 to gamble is subject to disciplinary action, up to and including termination.

The Developer has procedures covering all employees, and all areas of the facility. It is the employee’s responsibility to read, understand and obey all policies that regulate underage gambling.
Ongoing employee education programs will address:
Responsibilities of policy enforcement by various job positions.

Professional techniques for asking someone to show their identification, what to do when identification appears to be falsified, what to do when a parent with a child is in gaming areas.

Acceptable forms of identification and non-acceptable forms of identification.

Techniques for spotting false identification.
Collateral materials to be used in employee and customer education and awareness programs include:
Back-of-the-house posters to remind employees to check IDs — because “If you don’t check their license, we could lose ours.”

Front-of-the-house posters and signage will inform customers of the relevant law and the Developer’s policy toward underage gambling. Other posters will warn minors that they are subject to prosecution if caught gambling in the Casino.

Paycheck inserts to ensure continuous awareness of staff toward underage gambling issues.

Table tents addressing underage gambling to be placed in hotel rooms to remind parents and minors of the relevant law and the Developer’s internal policies.
Section DD. Temporary Casino
The Developer is currently operating its existing Casino Complex as the Temporary Casino. The Developer has previously submitted to the City full information concerning the Temporary Casino. The Developer warrants that the Temporary Casino will not adversely impact the viability of the Expanded Casino Complex.

Table of Contents

Section A. Organizational Structure of Developer and Affiliates	1
Developer	1
Ownership	1
Background of Managers and Owners	3
Management Board	3
Owners	4
Minority Ownership	6
Gaming Licenses	6
Section B. Developer’s Capabilities and Key Personnel	7
Capabilities	7
Key Personnel	8
Section C. Projected Cost Budgets	9
Section D. Projected financial Statements	9
Section E. Financing Plan	9
Section F. Current Financial Statements	10
Section G. The Developer’s Concept for the Casino Complex	10
Development Site	10
Casino Complex	12
Gaming Facilities	12
Restaurants	12
Hotel	12
Lounges and Bars	12
Retail Space	12
Ancillary Entertainment or Recreational Facilities	12
Planned Convention Facilities	12
Architectural Matters	12
Parking	12
Phasing	12
Zoning	12
Section H. Economic Growth and Revitalization	12
Budgeting Assistance and Additional Payments	12
Improving the Entertainment District	13
Improved Streetscaping	13
Tourism Promotion	13
Section I. Alleviation of Job Shortages	13
Section J. Enhancement of City	13
In General	13
Supporting and Boosting Tourism, Conventions	13
Pedestrian Linkages	14
Section K. CONTRIBUTION TO Other Areas of City	14
Section L. Marketing Plans	14
Theme and Design	14
Operating and Marketing plans of the Casino	14
Section M. Key Management and Staff	14
Section N. Staff Training and Relations	15
Training	15
Collective Bargaining	15
Section O. Equal Employment Opportunity	15
Section P. Prevailing Wage Compliance by Contractors	17
Section Q. Advancement of Detroit Residents by Contractors	17
Section R. Equal Employment Opportunity Plans by Contractors	17
Section S. Dealings with Detroit-Based Businesses	17
Section T. Transportation and Circulation Routes	18
Detroit City Airport	18
Detroit Metropolitan Airport	18

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Trip Generation Analysis	18
Section U. Transportation Supply and Demand Management	18
DOT and SMART	18
Detroit People Mover (“DPM”)	18
Public Transportation Information	19
Section V. Regional Water Facilities	19
Section W. Regional Sewer Facilities	19
Section X. Detroit Public Lighting Department	19
Section Y. Fire Protection	19
Section Z. Police Protection	19
Section AA. Child Care Services	19
Section BB. Compulsive Behavior Disorders	19
Section CC. Exclusion of Underage Gamblers	21
Section DD. Temporary Casino	21

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